Filed pursuant to Rule 433(d)
Registration Statement No. 333-130373

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the base prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Dated: October 17, 2006

Term Sheet Supplement

$330,253,000 (Approximate)

MASTR Asset Backed Securities Trust 2006-AM3
(Issuing Entity)

Mortgage Asset Securitization Transactions, Inc.
(Depositor)

UBS Real Estate Securities Inc.
(Seller and Sponsor)

Wells Fargo Bank, N.A.
(Master Servicer and Trust Administrator)

Ocwen Loan Servicing, LLC
(Servicer)

Mortgage Pass Through Certificates, Series 2006-AM3

UBS Investment Bank
For use with base prospectus dated October 17, 2006

TABLE OF CONTENTS

RISK FACTORS

FORWARD LOOKING STATEMENTS

DEFINED TERMS

THE MORTGAGE LOANS

STATIC POOL INFORMATION

THE ORIGINATOR

THE MASTER SERVICER AND TRUST ADMINISTRATOR

THE SERVICER

THE POOLING AND SERVICING AGREEMENT

FEDERAL INCOME TAX CONSEQUENCES

ERISA CONSIDERATIONS

LEGAL INVESTMENT

GLOSSARY OF TERMS

ANNEX I - INITIAL MORTGAGE LOAN STATISTICAL INFORMATION

RISK FACTORS

Before making an investment decision, you should carefully consider the following risks which we believe describe the principal factors that make an investment in the certificates speculative or risky. In particular, payments on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans.

Unpredictability of Prepayments and Effect on Yields

Mortgagors may prepay their mortgage loans in whole or in part at any time. We cannot predict the rate at which mortgagors will repay their mortgage loans. A prepayment of a mortgage loan generally will result in a prepayment on the certificates.

•	If you purchase your certificates at a discount and principal is repaid slower than you assume, then your yield may be lower than you anticipate.

•	If you purchase your certificates at a premium and principal is repaid faster than you assume, then your yield may be lower than you anticipate.

•
The rate of prepayments on the mortgage loans will be sensitive to prevailing interest rates. Generally, if prevailing interest rates decline significantly below the mortgage rates on the fixed-rate mortgage loans, the mortgage loans are more likely to prepay than if prevailing rates remain above the mortgage rates on the related mortgage loans. In addition, if prevailing interest rates decline, adjustable-rate mortgage loan prepayments may increase due to the availability of fixed-rate mortgage loans or other adjustable-rate mortgage loans at lower interest rates. Conversely, if prevailing interest rates rise significantly, the prepayments on fixed-rate and adjustable-rate mortgage loans may decrease. Furthermore, adjustable-rate mortgage loans may prepay at different rates and in response to different factors than fixed-rate mortgage loans; the inclusion of both types of mortgage loans in the mortgage pool may increase the difficulty in analyzing possible prepayment rates.

•
Certain mortgage loans as set forth in the table entitled Prepayment Penalty Term of the Aggregate Mortgage Loans in the term sheet require the mortgagor to pay a prepayment charge in certain instances if the mortgagor prepays the mortgage loan during a stated period, which may be from one year to three years after the mortgage loan was originated. A prepayment charge may or may not discourage a mortgagor from prepaying the mortgage loan during the applicable period.

•
The originator or the seller may be required to purchase mortgage loans from the trust in the event certain breaches of representations and warranties occur and have not been cured. These purchases will have the same effect on the holders of the offered certificates as a prepayment of the mortgage loans.

•
The party designated in the pooling and servicing agreement may purchase all of the mortgage loans and any REO properties and retire the certificates when the aggregate principal balance of the mortgage loans and any REO properties is equal to or less than 10% of the aggregate principal balance of the mortgage loans as of the cut-off date.

•	If the rate of default and the amount of losses on the mortgage loans is higher than you expect, then your yield may be lower than you expect.

•
As a result of the absorption of realized losses on the mortgage loans by excess interest and overcollateralization and amounts received under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement, as described herein, liquidations of defaulted mortgage loans, whether or not realized losses are incurred upon such liquidations, will result in an earlier return of the principal of the Class A Certificates and the Mezzanine Certificates and will influence the yield on such certificates in a manner similar to the manner in which principal prepayments on the mortgage loans will influence the yield on such certificates.

•
The overcollateralization provisions are intended to result in an accelerated rate of principal distributions to holders of the Class A Certificates and the Mezzanine Certificates then entitled to principal distributions at any time that the overcollateralization provided by the mortgage pool falls below the required level. In addition, if the Class A Certificates are entitled to distributions of principal at any time that overcollateralization is required to be restored to the required level, then the amounts available for such purpose will be allocated among the Class A Certificates on a pro rata basis based on the amount of principal actually received on the related mortgage loans for the related distribution date. This, as well as the relative sizes of any loan groups, may magnify the prepayment effect on the Class A Certificates caused by the relative rates of prepayments and defaults experienced by the related mortgage loans.

Terrorist Attacks and Military Action Could Adversely Affect the Yield on the Offered Certificates

The terrorist attacks in the United States on September 11, 2001 suggest that there is an increased likelihood of future terrorist activity in the United States. In addition, current political and military tensions in the Middle East have resulted in a significant deployment of United States military personnel in the region. Investors should consider the possible effects of past and possible future terrorist attacks and any resulting military response by the United States on the delinquency, default and prepayment experience of the mortgage loans. In accordance with the servicing standard set forth in the pooling and servicing agreement, the servicer may defer, reduce or forgive payments and delay foreclosure proceedings in respect of mortgage loans to borrowers affected in some way by past and possible future events.

In addition, the current deployment of United States military personnel in the Middle East and the activation of a substantial number of United States military reservists and members of the National Guard may significantly increase the proportion of mortgage loans whose mortgage rates are reduced by the application of the Servicemembers Civil Relief Act (the “Relief Act”) or any state law providing for similar relief. See “Certain Legal Aspects of Mortgage Loans—Servicemembers Civil Relief Act” in the base prospectus. Certain shortfalls in interest collection arising from the application of the Relief Act or any state law providing for similar relief will not be covered by the servicer, the master servicer, any subservicer or any bond guaranty insurance policy.

Interest Only Mortgage Loans

Certain mortgage loans as set forth in the table entitled “Product Type of the Aggregate Mortgage Loans” in the term sheet require the related borrowers to make monthly payments only of accrued interest for the first 60 months following origination. After such interest-only period, each such borrower’s monthly payment will be recalculated to cover both interest and principal so that the mortgage loan will amortize fully prior to its final payment date. If the monthly payment increases, the related borrower may not be able to pay the increased amount and may default or may refinance the related mortgage loan to avoid the higher payment. Because no principal payments may be made or advanced on such mortgage loans for 60 months following origination, the certificateholders will receive smaller principal distributions during the related period than they would have received if the related borrowers were required to make monthly payments of interest and principal for the entire lives of such mortgage loans. This slower rate of principal distributions may reduce the return on an investment in the offered certificates that are purchased at a discount.

Second Lien Loan Risk

Certain mortgage loans as set forth in the table entitled “Lien Status of the Aggregate Mortgage Loans” in the term sheet are secured by second liens on the related mortgaged properties. The proceeds from any liquidation, insurance or condemnation proceedings will be available to satisfy the outstanding balance of such mortgage loans only to the extent that the claims of the related senior mortgages have been satisfied in full, including any related foreclosure costs. In circumstances when it has been determined to be uneconomical to foreclose on the mortgaged property, the servicer may write off the entire balance of such mortgage loan as a bad debt. The foregoing considerations will be particularly applicable to mortgage loans secured by second liens that have high combined loan-to-value ratios because it is comparatively more likely that the servicer would determine foreclosure to be uneconomical in the case of such mortgage loans. The rate of default of second mortgage loans may be greater than that of mortgage loans secured by first liens on comparable properties.

Simultaneous Second Lien Risk

Approximately 31.12% of the mortgage loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were, as of origination, subject to a second lien mortgage loan which may or may not be included in the trust. The weighted average loan-to-value ratio of such mortgage loans at origination is approximately 75.51% and the weighted average combined loan-to-value ratio of such mortgage loans at origination (including the second lien) is approximately 97.53%. With respect to such mortgage loans, foreclosure frequency may be increased relative to mortgage loans that were originated without a silent second lien since mortgagors have less equity in the mortgaged property. In addition, a default may be declared on the second lien loan, even though the first lien is current, which would constitute a default on the first lien loan. Investors should also note that any mortgagor may obtain secondary financing at any time subsequent to the date of origination of their mortgage loan from the originator or from any other lender.

Balloon Loan Risk

Balloon loans pose a risk because a mortgagor must make a large lump sum payment of principal at the end of the loan term. If the mortgagor is unable to pay the lump sum or refinance such amount, the servicer will make limited advances as described in the pooling and servicing agreement. Certain mortgage loans are balloon loans, as set forth in the table entitled “Collateral Summary” in the term sheet.

Credit Scores May Not Accurately Predict the Performance of the Mortgage Loans

Credit scores are obtained by many lenders in connection with mortgage loan applications to help them assess a borrower’s creditworthiness. Credit scores are generated by models developed by a third party which analyzed data on consumers in order to establish patterns which are believed to be indicative of the borrower’s probability of default over a two-year time period. The credit score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. Credit scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a credit score purports only to be a measurement of the relative degree of risk a borrower represents to a lender (i.e., a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score). Lenders have varying ways of analyzing credit scores and, as a result, the analysis of credit scores across the industry is not consistent. In addition, it should be noted that credit scores were developed to indicate a level of default probability over a two year period, which does not correspond to the life of a mortgage loan. Furthermore, credit scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general, and assess only the borrower’s past credit history. Therefore, a credit score does not take into consideration the effect of mortgage loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. There can be no assurance that the credit scores of the mortgagors will be an accurate predictor of the likelihood of repayment of the related mortgage loans.

Potential Inadequacy of Credit Enhancement for the Class A Certificates and Mezzanine Certificates

The credit enhancement features of the transaction are intended to enhance the likelihood that holders of the Class A Certificates, and to a limited extent, the holders of the Mezzanine Certificates, will receive regular distributions of interest and principal. However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to make distributions on your certificates as a result of delinquencies or defaults on the mortgage loans. If delinquencies or defaults occur on the mortgage loans, neither the servicer, the master servicer, nor any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted mortgage loans if such advances are not likely to be recovered. If substantial losses occur as a result of defaults and delinquent payments on the mortgage loans, you may suffer losses.

A decline in real estate values or in economic conditions generally could increase the rates of delinquencies, foreclosures and losses on the loans to a level that is significantly higher than those experienced currently. This in turn will reduce the yield on your certificates, particularly if the credit enhancement in the transaction, is not enough to protect your certificates from these losses.

Interest Generated by the Mortgage Loans May Be Insufficient to Maintain Overcollateralization

The weighted average of the mortgage rates on the mortgage loans (net of certain fees and expenses, including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment, other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) is expected to be higher than the pass-through rates on the Class A Certificates and Mezzanine Certificates. The mortgage loans are expected to generate more interest than is needed to distribute interest owed on the Class A Certificates and Mezzanine Certificates and to pay certain fees and expenses of the trust. Any remaining interest generated by the mortgage loans will then be used to absorb losses that occur on the mortgage loans. After these financial obligations of the trust are covered, the available excess interest generated by the mortgage loans will be used to maintain overcollateralization. We cannot assure you, however, that enough excess interest will be generated to maintain the required level of overcollateralization. The factors described below will affect the amount of excess interest that the mortgage loans will generate:

•
Every time a mortgage loan is prepaid in full, liquidated or written off, excess interest may be reduced because the mortgage loan will no longer be outstanding and generating interest or, in the case of a partial prepayment, will be generating less interest.

•
If the rates of delinquencies, defaults or losses on the mortgage loans turn out to be higher than expected, excess interest will be reduced by the amount necessary to compensate for any shortfalls in cash available to make required distributions on the Class A Certificates and Mezzanine Certificates.

•
The fixed-rate mortgage loans have mortgage rates that are fixed and will not adjust based on any index and the adjustable-rate mortgage loans have mortgage rates that adjust based on an index that is different from the index used to determine the pass-through rates on the Class A Certificates and Mezzanine Certificates. In addition, the first adjustment of the rates for the adjustable-rate mortgage loans will not occur until two years, three years or five years after the date of origination as set forth in the term sheet in the table entitled “Product Type of the Aggregate Mortgage Loans.” As a result, the pass-through rate on the Class A Certificates and Mezzanine Certificates may increase relative to the mortgage rates on the mortgage loans, or may remain constant as the mortgage rates on the adjustable-rate mortgage loans decline. In either case, this would require that more of the interest generated by the mortgage loans be applied to cover interest on the Class A Certificates and Mezzanine Certificates.

•
If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher mortgage rates than on the mortgage loans with relatively lower mortgage rates, the amount of excess interest generated by the mortgage loans will be less than would otherwise be the case.

Effect of Mortgage Rates on the Certificates

The Class A Certificates and Mezzanine Certificates accrue interest at pass-through rates based on the one-month LIBOR index plus specified margins, but are subject to a limit. The limit on the pass-through rates for the Class A Certificates and the Mezzanine Certificates is based on the weighted average of the mortgage rates on the mortgage loans, net of certain fees and expenses of the trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

The adjustable-rate mortgage loans have mortgage rates that adjust based on six-month LIBOR. The adjustable-rate mortgage loans have periodic and maximum limitations on adjustments to their mortgage rates, and will have the first adjustment to their mortgage rates generally two years, three years or five years after the origination thereof. The fixed-rate mortgage loans have mortgage rates that will not adjust. As a result of the limit on the pass-through rates on the Class A Certificates and the Mezzanine Certificates, such certificates may accrue less interest than they would accrue if their pass-through rates were based solely on the one-month LIBOR index plus the specified margin.

A variety of factors could limit the pass-through rates on the Class A Certificates and the Mezzanine Certificates. Some of these factors are described below:

•
The pass-through rates for the Class A Certificates and the Mezzanine Certificates adjust monthly while the mortgage rates on the adjustable-rate mortgage loans adjust less frequently and the mortgage rates on the fixed-rate mortgage loans do not adjust. Furthermore, the adjustable-rate mortgage loans will have the first adjustment to their mortgage rates generally two years, three years or five years following their origination. Consequently, the limit on the pass-through rates on the Class A Certificates and the Mezzanine Certificates may prevent any increases in the pass-through rates on such certificates for extended periods in a rising interest rate environment.

•
If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher mortgage rates than on the mortgage loans with relatively lower mortgage rates, the pass-through rates on the Class A Certificates and the Mezzanine Certificates are more likely to be limited.

•
The index used to determine the mortgage rates on the adjustable-rate mortgage loans may respond to different economic and market factors than does one-month LIBOR. It is possible that the mortgage rates on the adjustable-rate mortgage loans may decline while the pass-through rates on the Class A Certificates and Mezzanine Certificates are stable or rising. It is also possible that the mortgage rates on the adjustable-rate mortgage loans and the pass-through rates on the Class A Certificates and Mezzanine Certificates may both decline or increase during the same period, but that the pass-through rates on the Class A Certificates and Mezzanine Certificates may decline more slowly or increase more rapidly.

If the pass-through rates on the Class A Certificates or the Mezzanine Certificates are limited for any distribution date, the resulting basis risk shortfalls may be recovered by the holders of these certificates on such distribution date or future distribution dates to the extent that on such distribution date or future distribution dates there is sufficient available funds remaining after certain other distributions on the Class A Certificates and the Mezzanine Certificates and the payment of certain fees and expenses of the trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

Amounts distributed on the Class A Certificates and Mezzanine Certificates in respect of such shortfalls may be supplemented by the Interest Rate Swap Agreement (to the extent that the floating payment by the Swap Provider exceeds the fixed payment by the trust on any distribution date and such amount is available in the priority described in the term sheet) or the Interest Rate Cap Agreement (to the extent that the one-month LIBOR exceeds the strike rate on any distribution date and such amount is available in the priority described in the term sheet). However, the amount received from the Swap Provider under the Interest Rate Swap Agreement or the Cap Provider under the Interest Rate Cap Agreement may be insufficient to pay the holders of the applicable certificates the full amount of interest which they would have received absent the limitations of the rate cap.

Risks Associated with the Mezzanine Certificates

The weighted average lives of, and the yields to maturity on, the Mezzanine Certificates will be progressively more sensitive, in increasing order of their numerical class designations, to the rate and timing of mortgagor defaults and the severity of ensuing losses on the mortgage loans. If the actual rate and severity of losses on the mortgage loans is higher than those assumed by an investor in such certificates, the actual yield to maturity of such certificates may be lower than the yield anticipated by such holder based on such assumption. The timing of losses on the mortgage loans will also affect an investor’s actual yield to maturity, even if the rate of defaults and severity of losses over the life of the mortgage loans are consistent with an investor’s expectations. In general, the earlier a loss occurs, the greater the effect on an investor’s yield to maturity. Realized losses on the mortgage loans, to the extent they exceed the amount of excess interest and overcollateralization following distributions of principal on the related distribution date and any Net Swap Payment received under the Interest Rate Swap Agreement and any amounts received under the Interest Rate Cap Agreement will reduce the certificate principal balance of the class of Mezzanine Certificate then outstanding with the highest numerical class designation. As a result of such reductions, less interest will accrue on such class of Mezzanine Certificates than would otherwise be the case. Once a realized loss is allocated to a Mezzanine Certificate, no principal or interest will be distributable with respect to such written down amount (except in the case of subsequent recoveries). However, the amount of any realized losses allocated to the Mezzanine Certificates may be distributed to the holders of the Mezzanine Certificates according to the priorities set forth in the term sheet.

Unless the aggregate certificate principal balance of the Class A Certificates has been reduced to zero, the Mezzanine Certificates will not be entitled to any principal distributions until at least November 2009 or during any period in which delinquencies or realized losses on the mortgage loans exceed certain levels. As a result, the weighted average lives of the Mezzanine Certificates will be longer than would otherwise be the case if distributions of principal were allocated among all of the certificates at the same time. As a result of the longer weighted average lives of the Mezzanine Certificates, the holders of such certificates have a greater risk of suffering a loss on their investments. Further, because such certificates might not receive any principal if certain delinquency levels occur, it is possible for such certificates to receive no principal distributions even if no losses have occurred on the mortgage loans.

In addition, the multiple class structure of the Mezzanine Certificates causes the yield of such classes to be particularly sensitive to changes in the rates of prepayment of the mortgage loans. Because distributions of principal will be made to the holders of such certificates according to the priorities described in the term sheet, the yield to maturity on such classes of certificates will be sensitive to the rates of prepayment on the mortgage loans experienced both before and after the commencement of principal distributions on such classes. The yield to maturity on such classes of certificates will also be extremely sensitive to losses due to defaults on the mortgage loans (and the timing thereof), to the extent such losses are not covered by excess interest, the Class CE Certificates, Net Swap Payments received under the Interest Rate Swap Agreement, amounts received under the Interest Rate Cap Agreement or a class of Mezzanine Certificates with a higher numerical class designation. Furthermore, the timing of receipt of principal and interest by the Mezzanine Certificates may be adversely affected by losses even if such classes of certificates do not ultimately bear such loss.

Prepayment Interest Shortfalls and Relief Act Shortfalls

When a mortgage loan is prepaid, the mortgagor is charged interest on the amount prepaid only up to the date on which the prepayment is made, rather than for an entire month. This may result in a shortfall in interest collections available for distribution on the next distribution date. The servicer is required to cover that portion of the shortfall in interest collections attributable to voluntary prepayments in full that occur during the applicable portion of the related Prepayment Period, but only up to the amount of the servicer’s servicing fee for the related calendar month. If the servicer fails to pay such amount, the master servicer as successor servicer will be obligated under the pooling and servicing agreement to pay such amount. In addition, certain shortfalls in interest collections arising from the application of the Relief Act or similar state laws will not be covered by the servicer or the master servicer.

On any distribution date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls to the extent not covered by the servicer or the master servicer as successor servicer will be allocated, first, to the interest distribution amount with respect to the Class CE Certificates, and thereafter, to the monthly interest distributable amounts with respect to the Class A Certificates and Mezzanine Certificates on a pro rata basis based on the respective amounts of interest accrued on such certificates for such distribution date. The holders of the Class A Certificates and Mezzanine Certificates will not be entitled to reimbursement for any such interest shortfalls. If these shortfalls are allocated to the Class A Certificates and Mezzanine Certificates, the amount of interest distributed to those certificates will be reduced, adversely affecting the yield on your investment.

Delay in Receipt of Liquidation Proceeds; Liquidation Proceeds May Be Less than Principal Balance of Mortgage Loans

Substantial delays could be encountered in connection with the liquidation of delinquent mortgage loans. Further, reimbursement of advances made on a mortgage loan, reimbursement for all payments due on or prior to the cut-off date, liquidation expenses such as legal fees, real estate taxes, hazard insurance and maintenance and preservation expenses may reduce the portion of liquidation proceeds distributable to you. If a mortgaged property fails to provide adequate security for the mortgage loan, you will incur a loss on your investment if the credit enhancements are insufficient to cover the loss.

High Loan-to-Value Ratios Increase Risk of Loss

Mortgage loans with higher loan-to-value ratios may present a greater risk of loss than mortgage loans with loan-to-value ratios of 80.00% or below. Certain mortgage loans as set forth in the tables entitled “Original LTV Ratios of the Aggregate Mortgage Loans” to the term sheet had loan-to-value ratios or combined loan-to-value ratios with respect to second lien mortgage loans at origination in excess of 80.00%, but no more than 100.00% at origination. Additionally, the originator’s determination of the value of a mortgaged property used in the calculation of the loan-to-value ratios of the mortgage loans may differ from the appraised value of such mortgaged properties.

Geographic Concentration

The charts presented in the term sheet list the states with the highest concentrations of mortgage loans. Because of the relative geographic concentration of the mortgaged properties within certain states, losses on the mortgage loans may be higher than would be the case if the mortgaged properties were more geographically diversified. For example, some of the mortgaged properties may be more susceptible to certain types of special hazards, such as earthquakes, hurricanes, floods, wildfires and other natural disasters and major civil disturbances, than residential properties located in other parts of the country.

In addition, the conditions below will have a disproportionate impact on the mortgage loans in general:

•	Economic conditions in states with high concentrations of mortgage loans may affect the ability of mortgagors to repay their loans on time even if such conditions do not affect real property values.

•
Declines in the residential real estate markets in the states with high concentrations of mortgage loans may reduce the values of properties located in those states, which would result in an increase in loan-to-value ratios.

•
Any increase in the market value of properties located in the states with high concentrations of mortgage loans would reduce loan-to-value ratios and could, therefore, make alternative sources of financing available to mortgagors at lower interest rates, which could result in an increased rate of prepayment of the mortgage loans.

Hurricanes May Pose Special Risks

During the late summer of 2005, Hurricane Katrina and Hurricane Rita caused catastrophic damage to areas in the Gulf Coast region of the United States. The originator will represent and warrant as of the closing date that each related mortgaged property is free of material damage and in good repair. In the event of a breach of that representation and warranty that materially and adversely affects the value of such Mortgage Loan, the originator will be obligated to repurchase or substitute for the related mortgage loan. Any such repurchase would have the effect of increasing the rate of principal distributions on the Class A Certificates and Mezzanine Certificates. Any damage to a mortgaged property that secures a mortgage loan in the trust fund occurring as a result of any other casualty event occurring after the closing date (including, but not limited to, other hurricanes) will not cause a breach of this representation and warranty.

The full economic impact of Hurricane Katrina and Hurricane Rita is uncertain but may affect the ability of borrowers to make payments on their mortgage loans. We have no way to determine the particular nature of such economic effects, how long any of these effects may last, or how these effects may impact the performance of the mortgage loans. Any impact of these events on the performance of the mortgage loans may increase the amount of losses borne by the holders of the Class A Certificates or Mezzanine Certificates or impact the weighted average lives of such certificates.

The Interest Rate Swap Agreement and the Swap Provider

Any amounts received from the Swap Provider under the Interest Rate Swap Agreement will be applied as described in the term sheet to pay interest shortfalls and basis risk shortfalls, maintain the required level of overcollateralization and cover losses. However, no amounts will be payable by the Swap Provider unless the floating amount owed by the Swap Provider on a distribution date exceeds the fixed amount owed to the Swap Provider on such distribution date. This will not occur except in periods when one-month LIBOR (as determined pursuant to the Interest Rate Swap Agreement) generally exceeds the rate set forth in the term sheet. No assurance can be made that any amounts will be received under the Interest Rate Swap Agreement, or that any such amounts that are received will be sufficient to maintain the required level of overcollateralization or to cover interest shortfalls, basis risk shortfalls and losses on the mortgage loans. Any net payment payable to the Swap Provider under the terms of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders, and may reduce the pass-through rates of the certificates. If the rate of prepayments on the mortgage loans is faster than anticipated, the schedule on which payments due under the Interest Rate Swap Agreement are calculated may exceed the aggregate principal balance of the mortgage loans, thereby increasing the relative proportion of interest collections on the mortgage loans that must be applied to make net payments to the Swap Provider. The combination of a rapid rate of prepayment and low prevailing interest rates could adversely affect the yields on the Class A Certificates and Mezzanine Certificates. In addition, any Swap Termination Payment payable to the Swap Provider (other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) in the event of early termination of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders.

Upon early termination of the Interest Rate Swap Agreement, the trust or the Swap Provider may be liable to make a Swap Termination Payment to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Interest Rate Swap Agreement. In the event that the trust is required to make a Swap Termination Payment, that payment will be paid on the related distribution date, and on any subsequent distribution dates until paid in full, generally prior to distributions to certificateholders. This feature may result in losses on the certificates. Due to the priority of the applications of the available funds, the Mezzanine Certificates will bear the effects of any shortfalls resulting from a Net Swap Payment or Swap Termination Payment by the trust before such effects are borne by the Class A Certificates and one or more classes of Mezzanine Certificates may suffer a loss as a result of such payment.

To the extent that distributions on the Class A Certificates and Mezzanine Certificates depend in part on payments to be received by the trust under the Interest Rate Swap Agreement, the ability of the trust administrator to make such distributions on such certificates will be subject to the credit risk of the Swap Provider to the Interest Rate Swap Agreement. In addition, no assurance can be made that in the event of an early termination of the Interest Rate Swap Agreement, the depositor will be able to obtain a replacement interest rate swap agreement. The credit rating of the Swap Provider as of the date of this prospectus supplement is lower than the rating assigned to the Class A Certificates. See “The Interest Rate Swap Agreement” in this prospectus supplement.

The Interest Rate Cap Agreement is Subject to Counterparty Risk

The assets of the trust include the Interest Rate Cap Agreement, which will require the counterparty thereunder to make certain payments for the benefit of the holders of the Class A Certificates and Mezzanine Certificates. To the extent that distributions on the Class A Certificates or Mezzanine Certificates depend in part on payments to be received by the trust administrator under the Interest Rate Cap Agreement, the ability of the trust administrator to make such distributions on such certificates will be subject to the credit risk of the counterparty to the Interest Rate Cap Agreement. Although there is a mechanism in place to facilitate replacement of the Interest Rate Cap Agreement upon the default or credit impairment of the Interest Rate Cap Agreement counterparty, there can be no assurance that any such mechanism will result in the ability of the depositor to obtain a suitable replacement Interest Rate Cap Agreement.

Lack of Liquidity

The underwriter intends to make a secondary market in the offered certificates, but has no obligation to do so. There is no assurance that such a secondary market will develop or, if it develops, that it will continue. Consequently, you may not be able to sell your certificates readily or at prices that will enable you to realize your desired yield. The market values of the certificates are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

The secondary markets for asset-backed securities have experienced periods of illiquidity and can be expected to do so in the future. Illiquidity can have a severely adverse effect on the prices of securities that are especially sensitive to prepayment, credit, or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Rights of the NIMS Insurer

Pursuant to the terms of the pooling and servicing agreement, unless there exists a NIMS Insurer Default, such NIMS Insurer will be entitled to exercise, among others, the following rights of the holders of the Class A Certificates and Mezzanine Certificates, without the consent of such holders, and the holders of the Class A Certificates and Mezzanine Certificates may exercise such rights only with the prior written consent of such NIMS Insurer: (i) the right to provide notices of servicer defaults or master servicer defaults and the right to direct the termination of the rights and obligations of the servicer or the master servicer under the pooling and servicing agreement in the event of a default by the servicer or the master servicer; (ii) the right to remove the trustee or the trust administrator or any co-trustee or custodian pursuant to the pooling and servicing agreement; and (iii) the right to direct the trust administrator to make investigations and take actions pursuant to the pooling and servicing agreement. In addition, unless a NIMS Insurer Default exists, such NIMS Insurer’s consent will be required prior to, among other things, (i) the removal or replacement of the servicer, the master servicer, any successor servicer or successor master servicer, the trust administrator or the trustee, (ii) the appointment or termination of any subservicer or co-trustee or (iii) any amendment to the pooling and servicing agreement.

Investors in the offered certificates should note that:

•	any insurance policy issued by the NIMS Insurer, if any, will not cover, and will not benefit in any manner whatsoever, the offered certificates;

•	the rights to be granted to the NIMS Insurer, if any, are extensive;

•
the interests of the NIMS Insurer, if any, may be inconsistent with, and adverse to the interests of the holders of the offered certificates and the NIMS Insurer, if any, has no obligation or duty to consider the interests of the offered certificates in connection with the exercise or nonexercise of such NIMS Insurer’s rights;

•
such NIMS Insurer’s exercise of the rights and consents set forth above may negatively affect the offered certificates and the existence of such NIMS Insurer’s rights, whether or not exercised, may adversely affect the liquidity of the offered certificates relative to other asset-backed certificates backed by comparable mortgage loans and with comparable payment priorities and ratings; and

•	there may be more than one series of notes insured by the NIMS Insurer and the NIMS Insurer will have the rights set forth herein so long as any such series of notes remain outstanding.

Nature of the Mortgage Loans

The mortgage loans in the trust were originated in accordance with the originator’s underwriting guidelines described herein without regard to whether such mortgage loans would be acceptable for purchase by Fannie Mae or Freddie Mac. As a result, delinquencies and liquidation proceedings are more likely with these mortgage loans than with mortgage loans that are originated in a more traditional manner. As a result of the use of such underwriting standards, in the event the mortgage loans do become delinquent or subject to liquidation, you may face delays in receiving payment and losses if the credit enhancements are insufficient to cover the delays and losses.

Reduction or Withdrawal of Ratings

Each rating agency rating the offered certificates may change or withdraw its initial ratings at any time in the future if, in its judgment, circumstances warrant a change. No person is obligated to maintain the ratings at their initial levels. If a rating agency reduces or withdraws its rating on one or more classes of the offered certificates, the liquidity and market value of the affected certificates is likely to be reduced.

Suitability of the Offered Certificates as Investments

The offered certificates are not suitable investments for any investor that requires a regular or predictable schedule of monthly distributions or distribution on any specific date. The offered certificates are complex investments that should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, default and market risk, the tax consequences of an investment and the interaction of these factors.

Litigation Concerning Aames Investment Corporation and Its Affiliates

In July 2005, Aames Investment Corporation was served with a putative class action complaint entitled Webb v. Aames Investment Corporation, et. al. brought in the United States District Court, Central District of California. In December 2005, Aames Investment Corporation was served with a putative class action complaint entitled Cooper v. Aames Investment Corporation, et. al. brought in the United States District Court, Eastern District of Wisconsin. These complaints allege violations of the Fair Credit Reporting Act (the “FCRA”) in connection with prescreened offers of credit, which Aames Investment Corporation made to plaintiffs. Webb also alleges that Aames Investment Corporation’s direct mail pieces failed to comply with the requirements of the FCRA that the required notice be clear and conspicuous. The plaintiffs seek to recover on behalf of themselves and others similarly situated compensatory and punitive damages and attorneys’ fees. Aames Investment filed a motion to dismiss the clear and conspicuous claims in connection with Webb, which was ultimately denied by the Court on May 30, 2006, leaving this claim as to all direct mail sent prior to December 2004. Aames Investment Corporation also filed a motion to transfer Cooper to the Central District of California where Webb is pending, which was granted in March 2006, and the case was ultimately transferred on April 13, 2006. There have been no rulings on the merits of the plaintiffs’ claims or the claims of the putative class in either matter and no class has been certified. Aames Investment Corporation intends to vigorously defend these matters but if a class is certified and prevails on the merits, the potential liability could have a material adverse affect on the business of Aames Investment Corporation, Aames Financial Corporation and Aames Capital Corporation. The outcome of these cases and the amount of liability, if any, cannot be determined at this time.

On April 27, 2004, Aames Financial Corporation, a wholly-owned subsidiary of Aames Investment Corporation, and the parent of Aames Capital Corporation and Aames Funding Corporation, received a Civil Investigative Demand (“CID”) from the Federal Trade Commission (the “FTC”) that, although not alleging any wrongdoing, sought documents and data relating to Aames Financial Corporation’s business and lending practices. The CID was issued pursuant to an April 8, 2004 resolution of the FTC authorizing non-public investigations of various unnamed subprime lenders and loan brokers to determine whether there have been violations of certain consumer protection laws. Aames Financial Corporation has cooperated and intends to continue to cooperate fully with the FTC in this investigation. Because the investigation is at an early stage, Aames Investment Corporation cannot predict the outcome of the investigation and its effect, if any, on Aames Investment Corporation, Aames Financial Corporation or Aames Capital Corporation.

On September 7, 2004, Aames Financial Corporation received a Civil Investigative Demand and Notice to Proceed from the Office of the Attorney General of Iowa that, although not alleging any wrongdoing, sought documents and data relating to Aames Financial Corporation’s business and lending practices in Iowa. Aames Financial Corporation has cooperated and intends to continue to cooperate fully with the Office of the Attorney General of Iowa in this investigation. Because the investigation is at an early stage, Aames Investment Corporation cannot predict the outcome of the investigation and its effect, if any on Aames Financial Corporation’s business in Iowa or on Aames Investment Corporation or Aames Capital Corporation. None of the Mortgage Loans are secured by mortgaged properties located in Iowa.

In the ordinary course of their business, Aames Investment Corporation and its subsidiaries are subject to various claims made against them arising from, among other things, their loan origination and collection efforts, trade practices and alleged violations of the various federal and state laws and regulations applicable to their business, such as consumer protection laws and employment laws. Aames Investment Corporation believes that the resolution of any of these pending incidental claims is not likely to have a material adverse effect on its consolidated financial position and results of operations.

FORWARD LOOKING STATEMENTS

We use certain forward looking statements herein. These forward looking statements are found in the material, including each of the tables, set forth under “Risk Factors”. Forward looking statements are also found elsewhere herein and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date hereof. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

(1)    economic conditions and industry competition;

(2)    political and/or social conditions; and

(3)    the law and government regulatory initiatives.

We will not update or revise any forward looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

DEFINED TERMS

We define and use capitalized terms herein to assist you in understanding the terms of the offered certificates and this offering. We define the capitalized terms we use herein under the caption “Glossary of Terms” herein.

THE MORTGAGE LOANS

All of the Mortgage Loans will be secured by first or second mortgages or deeds of trust or other similar security instruments which create first or second liens on one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

The Mortgage Loans will generally consist of mortgages to subprime borrowers.

The sponsor previously purchased the Mortgage Loans from the originator pursuant to a Mortgage Loan Purchase Agreement. The depositor will purchase the Mortgage Loans from the sponsor and acquire the sponsor’s rights against the originator under the Mortgage Loan Purchase Agreement pursuant to an Assignment Agreement. Pursuant to the Pooling and Servicing Agreement, the depositor will cause the Mortgage Loans and the depositor’s rights under the Mortgage Loan Purchase Agreements to be assigned to the trustee for the benefit of the certificateholders.

Each of the Mortgage Loans was selected from the sponsor’s portfolio of mortgage loans. The Mortgage Loans were originated by the originator or acquired by the originator in the secondary market in the ordinary course of its business and were underwritten or re-underwritten by the originator in accordance with its underwriting standards. A description of the underwriting standards used by the originator are described under “The Originator” in this term sheet supplement.

Under each Mortgage Loan Purchase Agreement and the Assignment Agreement, the originator will make certain representations and warranties to the depositor relating to, among other things, the due execution and enforceability of the Mortgage Loan Purchase Agreement and certain characteristics of the related Mortgage Loans. Subject to certain limitations, the originator or the sponsor will be obligated to repurchase or substitute a similar mortgage loan for any Mortgage Loan as to which there exists deficient documentation or an uncured breach of any such representation or warranty, if such breach of any such representation or warranty materially and adversely affects the certificateholders’ interests in such Mortgage Loan. The sponsor is selling the Mortgage Loans without recourse and will have no obligation with respect to the offered certificates in its capacity as seller other than the repurchase or substitution obligations described above. The originator will not have any obligation with respect to the offered certificates other than the repurchase or substitution obligations described above.

The Mortgage Loans are subject to the “due-on-sale” provisions included therein which may provide that the Mortgage Loan is assumable by a creditworthy purchaser of the related Mortgaged Property.

STATIC POOL INFORMATION

The depositor will make available any material static pool information as required under the SEC’s rules and regulations on a website on the world wide web. The static pool information material to this offering of certificates is located at http://www.ubs.com/regulationab.

The static pool information is not deemed to be a part of this prospectus or the registration statement of which this prospectus is a part to the extent that the static pool information relates to (a) any trust fund that was established before January 1, 2006 and (b) information relating to assets of any trust fund established on or after January 1, 2006, which information relates to periods prior to January 1, 2006.

THE ORIGINATOR

General

At the time of origination, Aames Financial Corporation was a national mortgage banking company, founded in 1954, which focused through its subsidiaries Aames Capital Corporation (“ACC”) and Aames Funding Corporation (“Aames Funding”) primarily on originating, selling and servicing subprime residential mortgage loans through its retail channel under the name “Aames Home Loan.” ACC and Aames Funding are direct, wholly owned subsidiaries of Aames Financial, and indirect, wholly owned subsidiaries of Aames Investment Corporation (“Aames Investment”). From 1996 through July 2006, Aames Financial also originated loans through its wholesale channel. Aames Investment sold its wholesale operations in June and July 2006 to Accredited Home Lenders Holding Co. (“Accredited”). On October 2, 2006, Aames Investment completed its merger with and into a wholly owned subsidiary of Accredited. As a result of the merger, ACC is now a direct, wholly owned subsidiary of Accredited Home Lenders, Inc. and an indirect wholly owned subsidiary of Accredited.

Mortgage Loan Production

Through its subsidiary, Aames Funding, Aames Investment's principal market was borrowers whose financing needs were not being met by traditional mortgage lenders for a variety of reasons, including the need for specialized loan products or credit histories that may limit such borrowers' access to credit. These types of borrowers generally pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Aames Funding's residential mortgage loans include fixed and hybrid/adjustable-rate mortgage loans, or ARMS, and are generally used by borrowers to consolidate indebtedness, finance other consumer needs, or purchase homes.

As of June 30, 2006, Aames Investment, through its subsidiaries, originated loans in 44 states through its retail and wholesale channels. Its retail channel had a network of 76 retail branch offices directly serving borrowers throughout the United States.
The following table shows Aames Investment's total origination volume by retail and wholesale channels for each of the periods indicated (dollars in thousands):

	Three Months Ended June 31,				Six Months Ended June 30,
	2006	2005	2006	2006	2005
Loans Funded:
Retail	$763,979	$624,816	$746,131	$1,510,110	$1,141,374
Wholesale	431,291	972,198	819,393	1,250,684	1,817,256
Total	$1,195,270	$1,597,014	$1,565,524	$2,760,794	$2,958,630
% of Total: Retail	63.9%	39.1%	47.7%	54.7%	38.6%
Wholesale	36.1%	60.9%	52.3%	45.3%	61.4%

Underwriting Guidelines

The Mortgage Loans were underwritten generally in accordance with the underwriting criteria described herein. The information set forth in the following paragraphs has been provided by the originator.

ACC acquired mortgage loans originated by its affiliate Aames Funding. The following is a general summary of the underwriting guidelines of Aames Funding. This summary does not purport to be a complete description of the underwriting standards of Aames Funding. All mortgage loans were underwritten generally in accordance with underwriting guidelines developed by Aames Funding, as described below, subject to certain exceptions with respect to individual mortgage loans.

Aames Funding’s underwriting guidelines were designed to assess the borrower’s creditworthiness and the adequacy of the real property as collateral for the loan. The borrower’s creditworthiness was assessed by examination of a number of factors, including calculation of debt-to-income ratios, which is the sum of the borrower’s monthly debt payments divided by the borrower’s monthly income before taxes and other payroll deductions, an examination of the borrower’s credit history and credit score through standard credit reporting bureaus, and by evaluating the borrower’s payment history with respect to existing mortgages, if any, on the property.

Aames Funding’s underwriting policy was to analyze the overall situation of the borrower and to take into account compensating factors that may be used to offset certain areas of weakness. These compensating factors include the borrower’s history of payments on his prior mortgage, credit scores, proposed reductions in the borrower’s debt service expense, employment stability, number of years in residence and net disposable income. A critical function of Aames Funding’s underwriting process was to identify the level of credit risk associated with each applicant for a mortgage loan. Aames Funding established six principal classifications, with respect to the credit profile of potential borrowers, and assigned a rating to each loan based upon these classifications. Aames Funding assigned credit grades by analyzing mortgage payment history, consumer credit history, credit score, bankruptcy history and debt-to-income ratio. If an individual loan application did not meet Aames Funding’s formal written underwriting guidelines, its underwriters could make underwriting exceptions up to certain limits within its formal exception policies and approval authorities. From time to time, Aames Funding may have applied underwriting criteria that were either more stringent or more flexible depending upon the economic conditions of a particular geographic market.

Aames Funding obtained credit scores in connection with mortgage loan applications to help assess a borrower’s creditworthiness. Credit scores were obtained from credit reports provided by various credit reporting organizations, each of which may employ differing computer models and methodologies. The credit score is designed to assess a borrower’s credit history at a single point in time, using objective information currently on file for the borrower at a particular credit reporting organization. Information utilized to create a credit score may include, among other things, payment history, delinquencies on accounts, level of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. Credit scores range from approximately 400 to approximately 800, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a credit score purports only to be a measurement of the relative degree of risk a borrower represents to a lender; that is, a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. Moreover, credit scores were developed to indicate a level of default probability over the period of the next two-years, which does not correspond to the life of a mortgage loan. Furthermore, credit scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general. Therefore, a credit score does not take into consideration the differences between mortgage loans and consumer loans generally or the specific characteristics of the related mortgage loan including, for example, the loan-to-value ratio or combined loan-to-value ratio, the collateral for the mortgage loan, or the debt to income ratio. There can be no assurance that the credit scores of the mortgagors will be accurate predictors of the likelihood of repayment of the related mortgage loans.

An assessment of the adequacy of the real property as collateral for the loan is primarily based upon an appraisal of the property and a calculation of the loan-to-value ratios of the loan applied for and of all mortgages existing on the property, including the loan applied for the combined loan-to-value ratio, to the appraised value of the property at the time of origination. Appraisers determine a property’s value by reference to the sales prices of comparable properties recently sold, adjusted to reflect the condition of the property as determined through inspection. As a lender that generally specializes in loans made to credit impaired borrowers, Aames Funding makes mortgage loans to borrowers with credit histories or other factors that might disqualify them from consideration for a loan from traditional financial institutions. Aames Funding’s underwriting guidelines for such credit-impaired borrowers may, in certain instances, allow for higher combined loan-to-value ratios than would typically be the case if the borrower could qualify for a loan from a traditional financial institution, and at generally higher interest rates than the borrower could qualify for from a traditional financial institution.

The underwriting of a mortgage loan to be originated or purchased by Aames Funding generally included a review of the completed loan package, which includes the loan application, a current appraisal, a preliminary title report and a credit report. All loan applications and all closed loans offered to Aames Funding for purchase were required to be approved by Aames Funding in accordance with its underwriting criteria. Aames Funding regularly reviewed its underwriting guidelines and makes changes when appropriate to respond to market conditions, the performance of loans representing a particular loan product or changes in laws or regulations.

Aames Funding required title insurance coverage issued on an American Land Title Association (or similar) form of title insurance on all residential properties securing mortgage loans it originated or purchased. The originator and its assignees were generally named as the insured. Title insurance policies indicate the lien position of the mortgage loan and protect Aames Funding against loss if the title or lien position is not as indicated. The applicant is also required to maintain hazard and, in certain instances, flood insurance, in an amount sufficient to cover the new loan and any senior mortgage, subject to the maximum amount available under the National Flood Insurance Program.

Set forth below is a general description of the underwriting guidelines designed to provide an overview of the general credit considerations utilized by Aames Funding and is not intended to be a detailed explanation of all credit considerations analyzed by Aames Funding in underwriting loans.

“Super Aim” Underwriting Guidelines. The Super Aim guidelines, which became effective October 1, 2003, require a minimum credit score of 500, although a higher credit score is often required to qualify for the maximum LTV under the program. The Super Aim guidelines generally permit a maximum debt-to-income ratio (“DTI”) of 50% and require that the borrower not be more than 149 days delinquent on the existing mortgage. For full documentation or limited documentation loans with LTVs of 85% or less, the maximum DTI is 55%, and for loans with LTVs of greater than 95%, the maximum DTI is 45%. Interest-only loans, limited to the “A+”, “A” and “A-” credit grades, have a generally higher minimum credit score of 580, and a maximum DTI of 50%.

The following chart generally outlines the parameters of the credit grades of Aames Funding’s Super Aim underwriting guidelines.

	Credit Grade
	“A+”	“A”	“A-”	“B”	“C”	“C-“
12 Month Mortgage History Minimum Credit Score	0 x 30 500 (580 for interest-only loans)	1 x 30 500 (580 for interest-only loans)	3 x 30 500 (580 for interest-only loans)	1 x 60 500 (interest-only not available)	1 x 90 500 (interest-only and 40/30 not available)	1 x 120 500 (interest-only and 40/30 not available)
BK/FC(1) Seasoning	24 months	24 months	24 months	18 months	12 months	No current BK/NOD
Full Documentation Plus, Owner Occupied Max LTV	80%; 100% for credit score of 620 or above	80%; 95% for credit score of 580 or above	80%; 95% for credit score of 580 or above	80%; 90% for credit score of 550 or above	75%; 85% for credit score of 550 or above	70%
Full Documentation, Owner Occupied Max LTV	80%; 95% for credit score of 580 or above	80%; 95% for credit score of 580 or above	80%; 95% for credit score of 580 or above	80%; 90% for credit score of 550 or above	75%; 85% for credit score of 550 or above	70%
Limited Documentation, Owner Occupied Max LTV	80%; 90% for credit score of 550 and above	80%; 90% for credit score of 550 and above	80%; 85% for credit score of 550 and above	80%; 85% for credit score of 550 and above	75%; 80% for credit score of 550 and above	70%
Stated Income, Owner Occupied Max LTV	80%; 90% for credit score of 580 or above	80%; 90% for credit score of 620 and above	75%; 80% for credit score of 525 and above	75%; 80% for credit score of 550 and above	70%; 75% for credit score of 550 or above	Not available
_________________________________ (1) Bankruptcy and foreclosure

Aames Funding’s mortgage programs included several levels of documentation used to verify the borrower’s income:

Full Documentation Plus: The highest level of income documentation based upon S&P’s full income documentation guidelines. Generally a stable, two-year history of the income is required. A wage-earner may document income by a verification of employment together with either of the following: the borrower’s most recent two-years W-2 forms and a current pay-stub reflecting year-to-date income; or the borrower’s most recent two-years IRS Form 1040’s and a current pay-stub reflecting year-to-date income. A self-employed borrower may document income with the most recent two-years IRS Form 1040’s and current year-to-date statement of profit and loss if the loan application is dated more than 120 days after the end of the business’s fiscal year.

Full Documentation: Generally a stable, one-year history of the income is required. A wage-earner may document income by a verification of employment together with any of the following: the borrower’s most recent W-2 forms and a current pay-stub reflecting year-to-date income; the borrower’s most recent IRS Form 1040’s and a current pay-stub reflecting year-to-date income; or the borrower’s most recent 12-months personal (or 24-months commingled personal and business) bank statements showing average monthly deposits sufficient to support the qualifying income. A self-employed borrower may document income with either the most recent two-years IRS Form 1040’s and current year-to-date statement of profit and loss if the loan application is dated more than 120 days after the end of the business’s fiscal year; or the borrower’s most recent 12-months personal (or 24-months commingled personal and business) bank statements showing average monthly deposits sufficient to support the qualifying income.

Limited Documentation: For borrowers who have less than a one-year history of stable income or who otherwise cannot meet the requirements of the full documentation program. This program generally requires two-years history in the same profession, together with 12-months business or commingled personal and business bank statements to support their qualifying income.

Stated Documentation: The borrower’s income used to qualify for the loan is taken from the borrower’s signed application and must be reasonable for the borrower’s line of work or profession. All self-employed borrowers must provide satisfactory evidence of existence of the business and show a history of 2 years employment in the same profession on the loan application. In some cases, but not in all, the assets of the borrower will be verified.

Events Related to Prior Securitizations

In the past, and most recently in July 2006, the ratings of certain mortgage pass-through securities (including certain investment grade securities) issued by trusts containing mortgage loans that were originated or purchased by ACC or its affiliates have been downgraded by the rating agencies that issued ratings on the mortgage- pass through securities at the time of issuance.

THE MASTER SERVICER AND TRUST ADMINISTRATOR

The information set forth in certain of the following paragraphs has been provided by the master servicer.

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as master servicer and trust administrator under the Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company with approximately $482 billion in assets, 23 million customers and 153,000+ employees as of December 31, 2005, Wells Fargo & Company is among the leading U.S. bank holding companies, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsor and the servicer may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank will act as master servicer pursuant to the Pooling and Servicing Agreement. The master servicer is responsible for the aggregation of monthly servicer reports and remittances and for the oversight of the performance of the servicer under the terms of the Pooling and Servicing Agreement. In particular, the master servicer will independently calculate monthly loan balances based on servicer data, compare the results of such calculations to servicer loan-level reports and reconcile any discrepancies with the servicer. The master servicer will also review the servicing of defaulted mortgage loans for compliance with the terms of the Pooling and Servicing Agreement. In addition, upon the occurrence of certain Servicer events of default under the terms the Pooling and Servicing Agreement, the Master Servicer may be required to enforce certain remedies on behalf of the Trust against such defaulting Servicer. Wells Fargo Bank has been engaged in the business of master servicing since June 30, 1995. As of June 30, 2006, Wells Fargo Bank was acting as master servicer for approximately 1253 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $651,189,990,090.

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank also is responsible for trust administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As trust administrator, Wells Fargo Bank is responsible for the preparation of all REMIC tax returns on behalf of the trust REMICs and the preparation of monthly reports on Form 10-D, annual reports on Form 10-K and certain current reports on Form 8-K that are required to be filed with the Securities and Exchange Commission on behalf of the trust. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995. As of June 30, 2006, Wells Fargo Bank was acting as securities administrator with respect to more than $894,773,136,436 of outstanding residential mortgage-backed securities.

Wells Fargo Bank serves or has served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of the custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Wells Fargo Bank serves or has served within the past two years as warehouse master servicer for various mortgage loans owned by the sponsor or an affiliate of the sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of the warehouse master servicing agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry.

Under the Pooling and Servicing Agreement, the trust administrator’s material duties will be (i) to authenticate and deliver the certificates; (ii) to maintain a certificate registrar; (iii) to calculate and make the required distributions to certificateholders on each Distribution Date; (iv) to prepare and make available to certificateholders the monthly distribution reports and any other reports required to be delivered by the trust administrator; (v) send a notice to holders of a class of certificates when the remaining Certificate Principal Balance of such class of certificates is to be paid on a specified Distribution Date; (vi) to perform certain tax administration services for the trust and (vii) to communicate with investors and rating agencies with respect to the certificates. In performing the obligations set forth in clauses (iii) and (iv) above, the trust administrator will be able to rely on the monthly loan information provided to it by the servicer, and will perform all obligations set forth above solely to the extent described in the Pooling and Servicing Agreement.

For a description of the limitations on the liability of the master servicer, see “Description of the Securities—Certain Matters Regarding the Master Servicer, the Depositor and the Trustee” in the base prospectus.

THE SERVICER

Ocwen Loan Servicing, LLC

Ocwen Loan Servicing, LLC (“Ocwen”), a Delaware limited liability company, has its primary servicing operations in Orlando, Florida and its corporate offices in West Palm Beach, Florida. Ocwen is a wholly owned subsidiary of Ocwen Financial Corporation, a public financial services holding company (“OCN”) headquartered in West Palm Beach, Florida. OCN’s primary businesses are the servicing, special servicing and resolution of nonconforming, subperforming and nonperforming residential and commercial mortgage loans for third parties, as well as providing loan servicing technology and business-to-business e-commerce solutions for the mortgage and real estate industries.

As of June 30, 2006, OCN had approximately $1.659 billion in assets, including $193.1 million of cash, approximately $1.143 billion in liabilities and approximately $516.4 million in equity. For the quarter ended June 30, 2006, OCN’s net income was approximately $159.1 million, as compared to approximately $16.5 million reported for the quarter ended March 31, 2006. The significant increase in net income reflects a tax benefit of $141.7 million arising from the reversal of $145.2 million of the deferred tax asset valuation allowance that Ocwen had established in prior years.

Ocwen is rated as a “Strong” residential subprime servicer and residential special servicer by Standard & Poor’s and has an “RPS2” rating as a subprime servicer and an “RSS2” rating as special servicer from Fitch Ratings. Ocwen is also rated “SQ2-” (“Above Average”) as a primary servicer of subprime loans and “SQ2” (“Above Average”) as a special servicer by Moody’s Investors Service, Inc. On April 23, 2004, Standard & Poor’s placed its “Strong” residential subprime servicer and residential special servicer ratings assigned to Ocwen on “Credit Watch with negative implications.” Ocwen is an approved Freddie Mac and Fannie Mae seller/servicer.

Ocwen, as successor in interest to Ocwen Federal Bank, and OCN are defendants in several potential class action lawsuits challenging Ocwen’s mortgage servicing practices. To date, no such lawsuit has been certified by any court as a class action. On April 13, 2004, these lawsuits were consolidated in a single proceeding in the United States District Court for the District of Illinois under caption styled: Ocwen Federal Bank FSB Mortgage Servicing Litigation, MDL Docket No. 1604. Ocwen believes that its servicing practices comply with legal requirements and is vigorously defending against such lawsuits. Ocwen is also subject to various other routine pending litigation in the ordinary course of its business. While the outcome of litigation is always uncertain, Ocwen’s management is of the opinion that the resolution of any of these claims and lawsuits will not have a material adverse effect on the results of its operations or financial condition or its ability to service the mortgage loans.

On February 9, 2006, a trial court in Galveston, Texas entered judgment in the amount of $1.8 million in compensatory and statutory damages and attorneys’ fees against Ocwen in favor of a plaintiff borrower whose mortgage loan was serviced by Ocwen. The plaintiff brought the claims under the Texas Deceptive Trade Practices Act and other state statutes and common law generally alleging that Ocwen engaged in improper loan servicing practices. Ocwen believes that the judgment is against the weight of evidence and contrary to law and that the attorneys’ fees award, which comprises $1.1 million of the judgment should be reduced as impermissibly excessive. Ocwen appealed the decision and will continue to vigorously defend this matter.

On September 13, 2006, a complaint was filed in the United States Bankruptcy Court in Delaware against Ocwen and other parties by the Chapter 7 Trustee of American Business Financial Services, Inc. and its subsidiaries (collectively, “ABFS”) alleging various improper activities and conduct that have harmed ABFS. Claims against Ocwen include damages resulting from improperly servicing mortgage loans included in ABFS-sponsored securitizations and from actions relating to the acquisition of servicing rights from ABFS on those securitizations. Ocwen believes the claims made by ABFS are without merit and intends to vigorously defend the matter. In addition, Ocwen has filed a complaint in the same court against ABFS alleging certain improper conduct by ABFS in connection with Ocwen's acquisition of the servicing rights from ABFS that have harmed Ocwen.

Ocwen, including its predecessors, has significant experience in servicing residential and commercial mortgage loans and has been servicing residential mortgage loans since 1988, and non-prime mortgage loans since 1994. Ocwen is one of the largest third-party subprime mortgage loan servicers in the United States. OCN and its related companies currently employ more than 3,500 people worldwide with domestic residential mortgage loan servicing and processing centers in Orlando, Florida and Chicago, Illinois and related international offices in Bangalore and Mumbai, India. Ocwen specializes in the management of sub-performing and non-performing assets, including severely delinquent and labor-intensive mortgage loans and REO assets. Ocwen’s servicing experience generally includes collection, loss mitigation, default reporting, bankruptcy, foreclosure and REO property management.

As of June 30, 2006, Ocwen provided servicing for residential mortgage loans with an aggregate unpaid principal balance of approximately $47.1 billion, substantially all of which are being serviced for third parties, including loans in over 250 securitizations. The table below sets forth the aggregate unpaid principal balance of the subprime mortgage loans serviced by Ocwen at the end of each of the indicated periods.

Ocwen
Subprime Servicing Portfolio
(Dollars in Thousands)

Aggregate Principal Balance as of December 31, 2002	Aggregate Principal Balance as of December 31, 2003	Aggregate Principal Balance as of December 31, 2004	Aggregate Principal Balance as of December 31, 2005	Aggregate Principal Balance as of June 30, 2006

$26,356,007	$30,551,242	$28,367,753	$37,424,696	$37,747,820

Ocwen’s Delinquency and Foreclosure Experience

The following tables set forth, for the subprime mortgage loan servicing portfolio serviced by Ocwen, certain information relating to the delinquency, foreclosure, REO and loss experience with respect to such mortgage loans (including loans in foreclosure in Ocwen’s servicing portfolio (which portfolio does not include mortgage loans that are subserviced by others)) at the end of the indicated periods. The indicated periods of delinquency are based on the number of days past due on a contractual basis. No mortgage loan is considered delinquent for these purposes until it is one month past due on a contractual basis. Ocwen’s portfolio may differ significantly from the mortgage loans in the mortgage loan pool in terms of interest rates, principal balances, geographic distribution, types of properties, lien priority, origination and underwriting criteria, prior servicer performance and other possibly relevant characteristics. There can be no assurance, and no representation is made, that the delinquency and foreclosure experience with respect to the mortgage loans in the mortgage loan pool will be similar to that reflected in the table below, nor is any representation made as to the rate at which losses may be experienced on liquidation of defaulted mortgage loans in the mortgage loan pool. The actual delinquency experience with respect to the mortgage loans in the mortgage loan pool will depend, among other things, upon the value of the real estate securing such mortgage loans in the mortgage loan pool and the ability of the related borrower to make required payments. It should be noted that if the residential real estate market should experience an overall decline in property values, the actual rates of delinquencies and foreclosures could be higher than those previously experienced by Ocwen. In addition, adverse economic conditions may affect the timely payment by borrowers of scheduled payments of principal and interest on the mortgage loans in the mortgage loan pool and, accordingly, the actual rates of delinquencies and foreclosures with respect to the mortgage loan pool. Finally, the statistics shown below represent the delinquency experience for Ocwen’s mortgage servicing portfolio only for the periods presented, whereas the aggregate delinquency experience with respect to the mortgage loans comprising the mortgage loan pool will depend on the results obtained over the life of the mortgage loan pool.

Ocwen
Delinquencies and Foreclosures
(Dollars in Thousands)

	As of December 31, 2003				As of December 31, 2004
	By No. Of Loans	By Dollar Amount	Percent by No. of Loans	Percent by Dollar Amount	By No. Of Loans	By Dollar Amount	Percent by No. of Loans	Percent by Dollar Amount

Total Portfolio	256,891	$30,551,242	100.00%	100.00%	237,985	$28,367,753	100.00%	100.00%
Period of Delinquency(1)
30-59 days	10,662	$1,117,125	4.15%	3.66%	11,251	$1,127,427	4.73%	3.97%
60-89 days	4,595	$488,900	1.79%	1.60%	5,066	$515,826	2.13%	1.82%
90 days or more	24,050	$2,341,837	9.36%	7.67%	26,459	$2,545,313	11.12%	8.97%
Total Delinquent Loans	39,307	$3,947,862	15.30%	12.92%	42,776	$4,188,566	17.97%	14.77%
Loans in Foreclosure(2)	9,800	$1,057,710	3.81%	3.46%	9,599	$975,961	4.03%	3.44%

	As of December 31, 2005				As of June 30, 2006
	By No. Of Loans	By Dollar Amount	Percent by No. of Loans	Percent by Dollar Amount	By No. Of Loans	By Dollar Amount	Percent by No. of Loans	Percent by Dollar Amount

Total Portfolio	304,153	$37,424,696	100.00%	100.00%	289,249	$37,747,820	100.00%	100.00%
Period of Delinquency(1)
30-59 days	15,854	$1,678,284	5.21%	4.48%	14,385	$1,664,244	4.97%	4.41%
60-89 days	7,701	$773,139	2.53%	2.07%	8,038	$943,975	2.78%	2.50%
90 days or more	34,669	$3,336,423	11.40%	8.92%	35,978	$3,785,061	12.44%	10.03%
Total Delinquent Loans	58,224	$5,787,845	19.14%	15.47%	58,401	$6,393,280	20.19%	16.94%
Loans in Foreclosure(2)	9,057	$924,118	2.98%	2.47%	10,343	$1,220,566	3.58%	3.23%

(1) Includes 25,087 loans totaling $2,530,027 for June 30, 2006, which were delinquent at the time of transfer to Ocwen.
(2) Loans in foreclosure are also included under the heading “Total Delinquent Loans.”

Ocwen
Real Estate Owned
(Dollars in Thousands)

	As of December 31, 2003		As of December 31, 2004		As of December 31, 2005		As of June 30, 2006
	By No. of Loans	By Dollar Amount	By No. of Loans	By Dollar Amount	By No. of Loans	By Dollar Amount	By No. of Loans	By Dollar Amount

Total Portfolio	256,891	$30,551,242	237,985	$28,367,753	304,153	$37,424,696	289,249	$37,747,820
Foreclosed Loans(1)	4,849	$437,510	4,858	$439,890	4,475	$390,412	4,826	$464,506
Foreclosure Ratio(2)	1.89%	1.43%	2.04%	1.55%	1.47%	1.04%	1.67%	1.23%

(1) For the purpose of these tables, “Foreclosed Loans” means the principal balance of mortgage loans secured by mortgaged properties the title to which has been acquired by Ocwen.
(2) The “Foreclosure Ratio” is equal to the aggregate principal balance or number of Foreclosed Loans divided by the aggregate principal balance, or number, as applicable, of mortgage loans in the Total Portfolio at the end of the indicated period.

Ocwen
Loan Gain/(Loss) Experience
(Dollars in Thousands)

	As of December 31, 2003	As of December 31, 2004	As of December 31, 2005	As of June 30, 2006

Total Portfolio(1)	$30,551,242	$28,367,753	$37,424,696	$37,747,820
Net Gains/(Losses)(2)(3)	$(249,516)	$(348,145)	$(406,451)	$(401,824)
Net Gains/(Losses) as a Percentage of Total Portfolio	(0.82)%	(1.23)%	(1.09)%	(1.06)%

(1) “Total Portfolio” on the date stated above, is the principal balance of the mortgage loans outstanding on the last day of the period.

(2) “Net Gains/(Losses)” are actual gains or losses incurred on liquidated properties and shortfall payoffs for the preceding one year period. Gains or losses on liquidated properties are calculated as net sales proceeds less unpaid principal at the time of payoff. Shortfall payoffs are calculated as the difference between the principal payoff amount and unpaid principal at the time of payoff.

(3) Includes ($131,842) as of June 30, 2006 of losses attributable to loans, which were delinquent at the time of transfer to Ocwen.

Prior Securitizations

In the past three years, Ocwen has not been terminated as a servicer in a residential mortgage backed securities transaction due to a servicer default or application of a servicing performance test or trigger. In the past three years, Ocwen has not failed to make any required advance with respect to any issuance of residential mortgage backed securities transactions.

Ocwen’s Policies and Procedures

Upon boarding a mortgage loan, various types of information are automatically loaded into Ocwen’s mortgage loan servicing system (“REALServicing”). Ocwen then makes all reasonable efforts to collect the contractual mortgage loan payments that are due by the borrower pursuant to the applicable mortgage loan documents and, consistent with the applicable servicing agreement, will follow such collection procedures that are customary with respect to comparable mortgage loans.

Ocwen’s collection policy seeks to identify payment problems at the early stage of delinquency and, if necessary, to address such delinquency in order to preserve the equity of a pre-foreclosure mortgage property. Ocwen uses a consistent application, a proactive consulting approach, defined call strategies, and enhanced payment methods to assist the collection process. On a monthly basis, borrowers are mailed their monthly statement in advance of the due date. All borrowers can obtain loan information and make payments via web access (www.ocwen.com), as well as direct dial customer service.

Ocwen utilizes multiple strategies in order to identify payment problems while working with borrowers to make their monthly payment in a timely manner. The potential for losses is mitigated using internal proprietary models to project performance and required advances and to assist in identifying workout options. On a monthly basis the delinquency status is determined for each mortgage loan. A collector then calls the borrower to make payment arrangements. If payments have not been collected by the date a late charge becomes effective, a standard reminder letter is mailed to the borrower.

Subject to the limitations set forth in the applicable servicing agreement, Ocwen, in its discretion, may waive any assumption fees, late payment charges, or other charges in connection with the underlying mortgage loans, modify any term of a mortgage loan, consent to the postponement of strict compliance with any such terms, or grant indulgence to any borrower.

If a loan becomes non-performing, projections are conducted on a monthly basis using proprietary cash-flow models that help determine the recoverability of losses and the preservation of equity. Various marketing scenarios are analyzed using an updated broker price opinion and appraisals to assist in projecting property cash flow. If the projected loss severity reaches or exceeds 100% (proceeds less expenses) then future advances on the mortgage loan are deemed non-recoverable and a recommendation is then made to stop making such advances. A more in-depth analysis is conducted to determine if charge-off is appropriate.

If reasonable collection efforts have not been successful, Ocwen will determine whether a foreclosure proceeding is appropriate. Additional proprietary models are used to project future costs that may occur while completing foreclosure and ultimately liquidating the loan.

Ocwen complies with standard servicing practices in utilizing customary external vendors for such functions as obtaining property appraisals, broker price opinions, property preservation functions and legal counsel. These functions are monitored and reviewed by Ocwen.

Over the past three years, there has been no material changes in Ocwen’s servicing policies and procedures.

THE POOLING AND SERVICING AGREEMENT

General

The certificates will be issued pursuant to the Pooling and Servicing Agreement. The trust created under the Pooling and Servicing Agreement will consist of (i) all of the depositor’s right, title and interest in the Mortgage Loans, the related mortgage notes, Mortgages and other related documents, (ii) all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, together with any proceeds thereof, (iii) any Mortgaged Properties acquired on behalf of certificateholders by foreclosure or by deed in lieu of foreclosure, and any revenues received thereon, (iv) the rights of the trustee and the trust administrator under all insurance policies required to be maintained pursuant to the Pooling and Servicing Agreement, (v) the rights of the depositor under each Mortgage Loan Purchase Agreement, (vi) the Net WAC Rate Carryover Reserve Account, (vii) the right to any payments received under the Interest Rate Cap Agreement and deposited into the Cap Account and (viii) the right to any Net Swap Payment and any Swap Termination Payment made by the Swap Provider and deposited into the Swap Account.

The NIMS Insurer, if any, will be a third party beneficiary of the Pooling and Servicing Agreement to the extent set forth in the Pooling and Servicing Agreement. In addition, the NIMS Insurer, if any, will have several rights under the Pooling and Servicing Agreement including, but not limited to, the rights set forth under “Risk Factors—Rights of the NIMS Insurer” in this term sheet supplement.

Assignment of the Mortgage Loans

On the closing date, the depositor will transfer to the trust all of its right, title and interest in and to each Mortgage Loan, the related mortgage note, Mortgage, assignment of mortgage in recordable form in blank or to the trustee and other related documents, including all scheduled payments with respect to each such Mortgage Loan due after the Cut-off Date. The trust administrator, concurrently with such transfer, will deliver the certificates to the depositor. Each Mortgage Loan transferred to the trust will be identified on a mortgage loan schedule delivered to the trust administrator pursuant to the Pooling and Servicing Agreement. The mortgage loan schedule will include information such as the Cut-off Date Principal Balance of each Mortgage Loan, its Mortgage Rate as well as other information with respect to each Mortgage Loan.

The Pooling and Servicing Agreement will require that, within the time period specified therein, the depositor will deliver or cause to be delivered to the trustee (or a custodian, as the trustee’s agent for such purpose) the mortgage notes endorsed in blank or to the trustee on behalf of the certificateholders and the other related documents. In lieu of delivery of original Mortgages or mortgage notes, if such original is not available or lost, the depositor may deliver or cause to be delivered true and correct copies thereof, or, with respect to a lost mortgage note, a lost note affidavit executed by the originator. The assignments of mortgage will not be recorded by or on behalf of the depositor in the appropriate offices for real property records; provided, however, upon the occurrence of certain events set forth in the Pooling and Servicing Agreement, each such assignment of mortgage will be recorded as set forth in the Pooling and Servicing Agreement.

Within 45 days of the closing date, the trustee, or a custodian on its behalf, will review the Mortgage Loans and the other related documents pursuant to the Pooling and Servicing Agreement and if any Mortgage Loan or other related document is found not to conform to the review criteria set forth in the Pooling and Servicing Agreement in any material respect and such defect is not cured within 90 days following notification thereof to the seller or the originator, as applicable, by the trustee, or a custodian on its behalf, the seller or the originator, as applicable, will be obligated to either (i) substitute for such Mortgage Loan a qualified substitute mortgage loan; however, such substitution is permitted only within two years of the closing date and may not be made unless an opinion of counsel is provided to the effect that such substitution will not disqualify any of the REMICs created thereunder as a REMIC or result in a prohibited transaction tax under the Code or (ii) purchase such Mortgage Loan at the Purchase Price. The Purchase Price will be required to be remitted to the master servicer for deposit in the Distribution Account on or prior to the next succeeding Determination Date after such obligation arises. The obligation of the seller or the originator to repurchase or substitute for a Deleted Mortgage Loan is the sole remedy regarding any defects in the Mortgage Loans and other related documents available to the trustee or the certificateholders.

In connection with the substitution of a qualified substitute mortgage loan, the seller or the originator, as applicable will be required to remit to the servicer for deposit in the custodial account on or prior to the next succeeding Determination Date after such obligation arises the Substitution Adjustment Amount.

Pursuant to each Mortgage Loan Purchase Agreement (as assigned to the depositor pursuant to an Assignment Agreement and to the trustee pursuant to the Pooling and Servicing Agreement), the originator made certain representations and warranties as to the accuracy in all material respects of certain information with respect to each Mortgage Loan (e.g., the Mortgage Rate). Pursuant to the Assignment Agreement, the seller will make certain additional representations and warranties regarding the Mortgage Loans. In addition, the seller or the originator will represent and warrant, among other things that at the time of transfer to the Depositor: (i) each Mortgage Loan complied, at the time of origination, in all material respects with applicable federal, state and local laws including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending, or disclosure laws applicable to the Mortgage Loan; (ii) the Mortgage Loans are not subject to the requirements of the Homeownership Act and no Mortgage Loan is subject to, or in violation of, any applicable state or local law, ordinance or regulation similar to the Homeownership Act; (iii) the prepayment penalties included in the transaction are enforceable and were originated in compliance with all applicable federal, state and local laws; (iv) none of the Mortgage Loans are High Cost as defined by the applicable predatory and abusive lending laws; (v) no Mortgage Loan is a high cost loan or a covered loan, as applicable (as such terms are defined in Standard & Poor’s LEVELS Version 5.7 Glossary Revised, Appendix E) and (vi) no Mortgage Loan originated from and including October 1, 2002 to and including March 6, 2003, is secured by property located in the State of Georgia. Upon discovery of a breach of any such representation and warranty which materially and adversely affects the interests of the certificateholders in the Mortgage Loan and other related documents, the discovering party will promptly notify the trust administrator or the trustee, as applicable, and such party will inform the other parties to the Pooling and Servicing Agreement, the originator and the seller of such breach and if the originator or the seller, as applicable, fails to remedy such breach, the trustee will enforce the obligations of the originator or the seller, as applicable, under the Mortgage Loan Purchase Agreement or Assignment Agreement, as applicable, to effect a cure by either (i) as permitted pursuant to the Mortgage Loan Purchase Agreement (in the case of the originator) or pursuant to the Pooling and Servicing Agreement (in the case of the seller), as applicable, substituting for such Deleted Mortgage Loan a qualified substitute mortgage loan or (ii) repurchasing such Deleted Mortgage Loan from the trust at a price generally equal to the Purchase Price, in each case to the extent set forth in the Mortgage Loan Purchase Agreement or Pooling and Servicing Agreement, as applicable. The same procedure and limitations that are set forth above for the substitution or repurchase of Deleted Mortgage Loans as a result of deficient documentation relating thereto will apply to the substitution or purchase of a Deleted Mortgage Loan as a result of a breach of a representation or warranty in the Mortgage Loan Purchase Agreement or the Assignment Agreement that materially and adversely affects the interests of the certificateholders.

Pursuant to the Pooling and Servicing Agreement, the servicer will service and administer the Mortgage Loans as more fully set forth therein.

Payments on Mortgage Loans; Deposits to Collection Account and Distribution Account

The servicer will establish and maintain a collection account for the benefit of the certificateholders. Upon receipt by the servicer of amounts in respect of the Mortgage Loans (excluding amounts representing the Servicing Fee or other servicing compensation, reimbursement for Advances and Servicing Advances, reimbursements for payments due on or prior to the cut-off date and insurance proceeds to be applied to the restoration or repair of a Mortgaged Property or similar items), the servicer will deposit such amounts in the collection account for remittance to the trust administrator on the Remittance Date. Amounts on deposit in the collection account may be invested in permitted investments maturing on or before the business day prior to the related Remittance Date. The trust administrator will establish an account (the “Distribution Account”) into which will be deposited amounts remitted from the servicer for distribution to Certificateholders on a Distribution Date and payment of certain fees and expenses of the trust. Amounts on deposit in the Distribution Account may be invested in permitted investments maturing on or before the business day prior to the related Distribution Date unless such permitted investments are invested in investments managed or advised by the trust administrator or an affiliate thereof, in which case such permitted investments may mature on the related Distribution Date.

Any amounts received on a mortgage loan (including, but not limited to monthly payments, prepayments or liquidation proceeds) will first be applied to payments due on or prior to the Cut-off Date before such amounts are available to the trust.

Advances

Subject to the following limitations, the servicer will be obligated to advance or cause to be advanced to the master servicer on or before each Remittance Date from (i) its own funds, (ii) funds in the collection account that are not included in the Available Funds for such Distribution Date or (iii) a combination of (i) and (ii), all Advances for such Distribution Date.

Advances are required to be made only to the extent they are deemed by the servicer to be recoverable from related late collections, insurance proceeds, condemnation proceeds and liquidation proceeds on the related Mortgage Loan as to which such Advances were made. With respect to any balloon mortgage loans, neither the servicer nor the master servicer will make any Advances covering any balloon payment. The purpose of making such Advances is to maintain a regular cash flow to the certificateholders, rather than to guarantee or insure against losses. The servicer will not be required, however, to make any Advances with respect to reductions in the amount of the monthly payments on the Mortgage Loans due to bankruptcy proceedings or the application of the Relief Act. Subject to the recoverability standard above, the servicer’s obligation to make Advances as to any Mortgage Loan will continue through the last scheduled payment due prior to the payment in full or until the recovery of all liquidation proceeds and other payments or recoveries (including insurance proceeds and condemnation proceeds) with respect to the Mortgage Loan. Failure by the servicer to remit any required Advance, which failure goes unremedied for the number of days specified in the Pooling and Servicing Agreement, would constitute an event of default under the Pooling and Servicing Agreement. Such event of default will then obligate the master servicer, as successor servicer (subject to a determination of recoverability) to advance such amounts to the extent provided in the Pooling and Servicing Agreement.

All Advances will be reimbursable to the servicer or the master servicer, as applicable, from late collections, insurance proceeds, condemnation proceeds and liquidation proceeds from the Mortgage Loan as to which such unreimbursed Advance was made unless such amounts are deemed to be nonrecoverable by the servicer or the master servicer, as applicable, from the proceeds of the related Mortgage Loan, in which event reimbursement will be made to the servicer or the master servicer, as applicable, from general funds in the collection account or the distribution account. The master servicer may reimburse the servicer or recover from amounts in the distribution account the amount of any Advance that remains unreimbursed to the servicer or the master servicer, as applicable, from the related liquidation proceeds after the final liquidation of the related Mortgage Loan, and such reimbursement amount will not be available for remittance to the trust administrator for distribution on the certificates.

In the course of performing its servicing obligations, the servicer (or if the servicer fails in such obligation, the master servicer, as successor servicer) will also make Servicing Advances. The servicer’s or the master servicer’s right to reimbursement for Servicing Advances is limited to late collections on the related Mortgage Loan, including liquidation proceeds, condemnation proceeds, released mortgaged property proceeds, insurance proceeds and such other amounts as may be collected by the servicer from the related mortgagor or otherwise relating to the Mortgage Loan in respect of which such unreimbursed amounts are owed, unless such amounts are deemed to be nonrecoverable by the servicer or the master servicer, as applicable, from the proceeds of the related Mortgage Loan, in which event reimbursement will be made to the servicer or the master servicer, as applicable, from general funds in the collection account or the distribution account with regard to the master servicer and the collection account with regard to the servicer.

The pooling and servicing agreement may provide that the servicer may enter into a facility with any party under which such party may fund the servicer’s Advances or Servicing Advances, although no such facility will reduce or otherwise affect the servicer’s obligation to fund such Advances or Servicing Advances Any Advances or Servicing Advances made by an advancing party will be reimbursed to the advancing party in the same manner as reimbursement would be made to the servicer.

The pooling and servicing agreement also provides that the servicer may pledge its servicing rights under the pooling and servicing agreement to one or more lenders. No such pledge will reduce or otherwise affect the servicer’s servicing obligations under the pooling and servicing agreement. Upon a servicer event of default by the servicer under the pooling and servicing agreement, the trust administrator may remove the servicer as the servicer and the trust administrator will, or under certain circumstances, the servicer or its designee may, appoint a successor servicer. In any event, the successor servicer must meet the requirements for successor servicers under the pooling and servicing agreement. In the event the servicer is removed as the servicer under the pooling and servicing agreement, its servicing rights will be transferred to any successor servicers, and none of the trust, the depositor or the trustee will have any right or claim to the portion of the servicer’s servicing rights pledged, or any unreimbursed Advances or Servicing Advances that were pledged.

Servicing Fee and Other Compensation and Payment of Expenses

The principal compensation to be paid to the servicer in respect of its servicing activities will be the Servicing Fee which will accrue at the Servicing Fee Rate on the Principal Balance of each Mortgage Loan. As additional servicing compensation, the servicer is entitled to retain all servicing-related fees, including assumption fees, modification fees, extension fees, late payment charges, non-sufficient fund fees, Prepayment Interest Excess and other ancillary fees (but not prepayment charges, which will be distributed to the holders of the Class P Certificates), to the extent collected from mortgagors, together with any interest or other income earned on funds held in the collection account and any servicing accounts. The servicer is obligated to deposit into the collection account and remit to the master servicer any Compensating Interest but only in an amount up to its Servicing Fee for the related Distribution Date. In the event that the servicer fails to pay Compensating Interest required to be paid by it on any Distribution Date, the master servicer or (if the master servicer is the same entity as the servicer) the trustee as successor servicer will be required to pay such unpaid amount, but only to the extent set forth in the Pooling and Servicing Agreement.

The principal compensation to be paid to the master servicer in respect of its master servicing activities will be the Master Servicer Fee which will accrue at the Master Servicer Fee Rate on the Principal Balance of each Mortgage Loan. As additional servicing compensation, the master servicer is entitled to retain the investment income on funds in the distribution account.

Events of Default and Removal of Servicer or Master Servicer

The circumstances under which the servicer or master servicer may be removed are set forth under “Description of the Securities—Events of Default” in the base prospectus.

In the event of a servicer event of default, the master servicer or (if the master servicer is the same entity as the servicer) the trustee (or a successor servicer selected by the master servicer or the trustee) will become the successor servicer under the Pooling and Servicing Agreement and in the event of an Event of Default regarding the master servicer, the trustee will become the successor master servicer under the Pooling and Servicing Agreement (or, the trustee may, if it shall be unwilling to continue to so act as servicer or master servicer, or shall, if it is unable to so act, petition a court of competent jurisdiction to appoint any established housing and home finance institution servicer, master servicer, servicing or mortgage servicing institution having a net worth of not less than $15,000,000 and meeting such other standards for a successor servicer or master servicer, as the case may be, as are set forth in the Pooling and Servicing Agreement). The master servicer or the trustee, in its capacity as successor servicer, (or such other successor servicer) immediately will assume all of the obligations of the servicer to make Advances. As compensation therefor, the master servicer or the trustee (or such other successor servicer) will be entitled to such compensation as the servicer would have been entitled to under the Pooling and Servicing Agreement if no such notice of termination had been given.

Subject to the terms of the Pooling and Servicing Agreement, the trust administrator or, in the case of a master servicer event of default, the trustee will be required to notify certificateholders and the rating agencies of any event of a default by the servicer or master servicer actually known to a responsible officer of the trust administrator or, in the case of a master servicer event of default, the trustee, and of the appointment of any successor servicer or master servicer.

All reasonable out-of-pocket servicing transfer costs will be paid by the predecessor servicer or master servicer, as applicable, upon presentation of reasonable documentation of such costs, and if such predecessor servicer or master servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor servicer, the master servicer or the trustee (in which case the successor servicer, the master servicer or the trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the trust).

If the master servicer and the trust administrator are the same entity, then at any time the master servicer resigns or is removed as master servicer, the trust administrator shall likewise be removed as trust administrator.

Limitations on Liability and Indemnification of the Trustee and the Trust Administrator

The Pooling and Servicing Agreement will provide that the trustee and the trust administrator and any director, officer, employee or agent of the trustee or the trust administrator will be indemnified by the trust and will be held harmless against any loss, liability or expense (not including expenses, disbursements and advances incurred or made by the trustee or the trust administrator, as applicable, including the compensation and the expenses and disbursements of such party’s agents and counsel, in the ordinary course of such party’s performance in accordance with the provisions of the Pooling and Servicing Agreement) incurred by the trustee or the trust administrator, as applicable, arising out of or in connection with the acceptance or administration of its respective obligations and duties under the Pooling and Servicing Agreement, other than any loss, liability or expense (i) resulting from a breach of the master servicer’s or servicer’s obligations and duties under the Pooling and Servicing Agreement, for which the trustee or the trust administrator, as applicable, is indemnified by the master servicer or the servicer under the Pooling and Servicing Agreement or (ii) incurred by reason of willful misfeasance, bad faith or negligence of the trustee or the trust administrator, as applicable, in the performance of its respective duties under the Pooling and Servicing Agreement or by reason of the reckless disregard by the trustee or the trust administrator, as applicable, of its obligations and duties under the Pooling and Servicing Agreement or as a result of a breach by the trustee or the trust administrator, as applicable, of certain of its obligations under the Pooling and Servicing Agreement with respect to REMIC administration. The Pooling and Servicing Agreement will provide that amounts owing from the trust to the trustee or the trust administrator in respect of the foregoing indemnification may be withdrawn and paid to the trustee or the trust administrator, as applicable, prior to the making of distributions to certificateholders.

For a description of the limitations on the liability of the trustee and the trust administrator, see “Description of the Securities—Certain Matters Regarding the Master Servicer, the Depositor and the Trustee” in the base prospectus.

Removal of the Trustee and the Trust Administrator

If at any time the trustee or trust administrator becomes ineligible in accordance with the provisions of the Pooling and Servicing Agreement and fails to resign after written request by the depositor or the NIMS Insurer, if any, or if at any time the trustee or trust administrator becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the respective property of the trustee or trust administrator is appointed, or any public officer takes charge or control of the trustee or trust administrator or of its respective property or affairs for the purpose of rehabilitation, conservation or liquidation, then the depositor or the NIMS Insurer, if any, may remove the trustee or trust administrator, as applicable, and appoint a successor trustee or trust administrator acceptable to the NIMS Insurer, if any, by written instrument, in duplicate, which instrument will be delivered to the removed trustee or trust administrator, as applicable, and to the successor trustee or trust administrator. A copy of such instrument will be delivered to the certificateholders and the master servicer by the depositor.

The certificateholders entitled to at least 51% of the voting rights or the NIMS Insurer, if any, upon failure of the trustee or trust administrator to perform its obligations may at any time remove the trustee or trust administrator, as applicable, and appoint a successor trustee or trust administrator acceptable to the NIMS Insurer, if any, by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments will be delivered to the depositor, one complete set to the removed trustee or trust administrator, as applicable, and one complete set to the appointed successor. A copy of such instrument will be delivered to the certificateholders and the master servicer by the depositor.

Upon satisfaction of certain conditions as specified in the Pooling and Servicing Agreement, the trustee or trust administrator may resign from its duties under the Pooling and Servicing Agreement. Any resignation or removal of the trustee or trust administrator and appointment of a successor trustee or trust administrator will not become effective until acceptance of appointment by the successor trustee or trust administrator.

If the master servicer and the trust administrator are the same entity, then at any time the master servicer resigns or is removed as master servicer, the trust administrator shall likewise be removed as trust administrator.

The Credit Risk Manager

Risk Management Group, LLC, a New York limited liability company, will act as the trust’s representative in advising the servicer regarding certain delinquent and defaulted Mortgage Loans, and in monitoring and reporting to the depositor on the performance of such Mortgage Loans and the collection of any prepayment charges with respect to the Mortgage Loans. The credit risk manager will rely upon mortgage loan data that is provided to it by the servicer and/or the master servicer in performing its advisory and monitoring functions.

The credit risk manager will be entitled to receive the Credit Risk Manager Fee until the termination of the trust or until its removal by a vote of at least 66 2/3% of the certificateholders.

The Custodian

Deutsche Bank National Trust Company (“DBNTC”) will act as custodian for the trust. DBNTC is a national banking association which has an office in Santa Ana, California. DBNTC has performed this custodial role in numerous mortgage-backed transactions since 1991.

DBNTC will maintain the mortgage files in secure, fire-resistant facilities. DBNTC will not physically segregate the mortgage files from other mortgage files in DBNTC’s custody but will be kept in shared facilities. However, DBNTC’s proprietary document tracking system will show the location within DBNTC’s facilities of each mortgage file and will show that the mortgage loan documents are held by the custodian on behalf of the trust. DBNTC has no pending legal proceedings that would materially affect its ability to perform its duties as custodian. DBNTC may perform certain of its obligations through one or more third party vendors. However, DBNTC shall remain liable for the duties and obligations required of it under the related custodial agreement.

DBNTC is providing the foregoing information at the depositor’s request in order to assist the depositor with the preparation of its disclosure documents to be filed with the Securities and Exchange Commission pursuant to Regulation AB. Otherwise, the custodian has not participated in the preparation of such disclosure documents and assumes no responsibility or liability for their contents.

The custodian will hold the mortgage notes, mortgages and other legal documents in the mortgage files for the benefit of the certificateholders.

The custodian will review each mortgage file in accordance with the review criteria specified in a custodial agreement and deliver a certification to the effect that, except as noted in the certification, all required documents have been executed and received.

Voting Rights

At all times 98% of all voting rights will be allocated among the holders of the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates in proportion to the then outstanding Certificate Principal Balances of their respective certificates. At all times 1% of all voting rights will be allocated to the holders of the Class P Certificates and 1% of all voting rights will be allocated to the holders of the Residual Certificates. The voting rights allocated to any class of certificates will be allocated among all holders of the certificates of such class in proportion to the outstanding percentage interests of such holders in such class.

Amendment of the Pooling and Servicing Agreement

The Pooling and Servicing Agreement may be amended from time to time by the depositor, the servicer, the master servicer, the trust administrator and the trustee with the consent of the NIMS Insurer, if any, and without the consent of the certificateholders in order to: (i) cure any ambiguity or defect, (ii) correct, modify or supplement any provisions (including to give effect to the expectations of certificateholders) or (iii) make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, provided that such action will not adversely affect the interests of the certificateholders evidenced by an opinion of counsel or confirmation from the Rating Agencies that such amendment will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates.

The Pooling and Servicing Agreement may also be amended from time to time by the depositor, the servicer, the master servicer, the trust administrator, the NIMS Insurer and the trustee with the consent of the NIMS Insurer and the certificateholders entitled to at least 66% of the voting rights for the purpose of either adding, changing, or eliminating any provisions of the Pooling and Servicing Agreement or of modifying the rights of the certificateholders; however, no such amendment may: (i) reduce the amount of, or delay the timing of, payments received on Mortgage Loans or (ii) adversely affect in any material respect the interests of the certificateholders or the Interest Rate Swap Provider without prior written consent from such adversely affected certificateholders or the Interest Rate Swap Provider, as applicable.

None of the depositor, the servicer, the master servicer, the trust administrator nor the trustee may enter into an amendment of the Pooling and Servicing Agreement that would significantly change the permitted activities of the Trust without the consent of the NIMS Insurer, if any, and the certificateholders that represent more than 50% of the aggregate Certificate Principal Balance of all Certificates. Promptly after the execution of any amendment the Trust Administrator will furnish a copy of such amendment to each certificateholder.

Evidence as to Compliance

The servicer, the master servicer, the trust administrator and any other party who is engaged by any of the preceding parties and that meets the criteria set forth in 1108(a)(2)(i), (ii) or (iii) of Regulation AB are required to deliver to the depositor, the master servicer and the trust administrator in March of each year, starting in March 2007, an officer’s certificate stating that (i) a review of such party’s activities during the reporting period and of its performance under the Pooling and Servicing Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

In addition, notwithstanding anything in the base prospectus to the contrary, the Pooling and Servicing Agreement will generally provide that in March of each year, starting in March 2007, each party participating in the servicing function will provide to the depositor, the trust administrator and the master servicer a report on an assessment of compliance with the applicable minimum servicing criteria established in Item 1122(d) of Regulation AB (the “AB Servicing Criteria”). The AB Servicing Criteria include specific criteria relating to the following areas: general servicing considerations, cash collection and administration, investor remittances and reporting, and pool asset administration. Such report will indicate that the AB Servicing Criteria were used to test compliance on a platform level basis and will set out any material instances of noncompliance.

The Pooling and Servicing Agreement will also provide that each party responsible for the servicing function will deliver along with its report on assessment of compliance, an attestation report from a firm of independent public accountants on the assessment of compliance with the AB Servicing Criteria.

Termination

The majority holder of the Class CE Certificates (so long as such holder is not the sponsor or an affiliate of the sponsor) or, if such majority holder fails to exercise such option, the servicer and the NIMs Insurer, if any (in that order) will have the right to purchase all of the Mortgage Loans and REO Properties and thereby effect the early retirement of the certificates, on any Distribution Date on which the aggregate Principal Balance of the Mortgage Loans and REO Properties as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) is equal to or less than 10% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date. The first Distribution Date on which such option could be exercised is referred to herein as the Optional Termination Date. In the event that the option is exercised, the repurchase will be made at a price generally equal to the greater of (i) the Principal Balance of the Mortgage Loans and the appraised value of any REO Properties and (ii) the fair market value of the Mortgage Loans and REO Properties, in each case plus accrued and unpaid interest for each Mortgage Loan at the related Mortgage Rate to but not including the first day of the month in which such repurchase price is paid plus unreimbursed Servicing Advances, Advances, any unpaid Servicing Fees or Credit Risk Management Fees allocable to such Mortgage Loans and REO Properties and any other amounts owed to the servicer, the master servicer, the trust administrator or the trustee under the Pooling and Servicing Agreement, any accrued and unpaid Net WAC Rate Carryover Amounts and any Swap Termination Payment payable to the Swap Provider. However, this option may only be exercised if the termination price is sufficient to pay all interest accrued on, as well as amounts necessary to retire, the note balance of the notes issued pursuant to any indenture which are secured by all or a portion of the Class CE Certificates, the Class P Certificates and/or the Residual Certificates and any amounts owed to the NIMS Insurer, if any, at the time the option is exercised. In the event the majority holder of the Class CE Certificates (so long as such holder is not the sponsor or an affiliate of the sponsor), the servicer or the NIMS Insurer, if any, exercises this option, the portion of the purchase price allocable to the Class A Certificates and the Mezzanine Certificates will be, to the extent of available funds:

(i)	100% of the then outstanding Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates, plus

(ii)
interest for the final Accrual Period on the then outstanding Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates at the then applicable Pass-Through Rate for the class, plus

(iii)
any previously accrued but unpaid interest thereon to which the holders of the Class A Certificates and the Mezzanine Certificates are entitled, together with the amount of any Net WAC Rate Carryover Amounts (distributable from the Net WAC Rate Carryover Reserve Account or the Swap Account), plus

(iv)	in the case of the Mezzanine Certificates, any previously unpaid Allocated Realized Loss Amount.

Servicing of Delinquent Mortgage Loans

The servicer will be required to act with respect to delinquent Mortgage Loans in accordance with procedures set forth in the Pooling and Servicing Agreement. These procedures, as followed with respect to any delinquent Mortgage Loan, may, among other things, result in (i) foreclosing on such Mortgage Loan, (ii) accepting the deed to the related Mortgaged Property in lieu of foreclosure, (iii) granting the borrower under such Mortgage Loan a modification or forbearance or (iv) accepting payment from the borrower under such Mortgage Loan of an amount less than the Principal Balance of such Mortgage Loan in final satisfaction of such Mortgage Loan. These procedures are intended to lead to the alternative that would maximize the proceeds for the trust on such Mortgage Loan. However, there can be no assurance that following such procedures will have the aforementioned result or that following such procedures will lead to the alternative that is in the best interests of the certificateholders. If the servicer extends the payment period or accepts a lesser amount than stated in the mortgage note in satisfaction of the mortgage note, your yield may be affected.

FEDERAL INCOME TAX CONSEQUENCES

One or more elections will be made to treat designated portions of the trust (exclusive of the Net WAC Rate Carryover Reserve Account, the Swap Account, the Cap Account, the Supplemental Interest Trust, any Servicer Prepayment Charge Payment Amounts, the Interest Rate Swap Agreement and the Cap Account) as a REMIC for federal income tax purposes. Upon the issuance of the offered certificates, Thacher Proffitt & Wood LLP, counsel to the depositor, will deliver its opinion generally to the effect that, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each REMIC elected by the Trust will qualify as a REMIC under Sections 860A through 860G of the Code.

For federal income tax purposes, (i) the Residual Certificates will consist of components, each of which will represent the sole class of “residual interests” in each REMIC elected by the trust and (ii) the Class A Certificates, the Mezzanine Certificates, the Class CE Certificates (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount or the obligation to make payments to the Swap Account) and the Class P Certificates (exclusive of any right to receive Servicer Prepayment Charge Payment Amounts) will represent the “regular interests” in, and generally will be treated as debt instruments of, a REMIC. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

For federal income tax reporting purposes, the Class A Certificates and the Mezzanine Certificates may be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issue discount, premium and market discount, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at the prepayment assumption set forth under “Prepayment and Yield Considerations” in this free writing prospectus. No representation is made that the Mortgage Loans will prepay at such rate or at any other rate. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

The Internal Revenue Service has issued OID regulations under Sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. Purchasers of the offered certificates should be aware that the OID regulations do not adequately address certain issues relevant to, or are not applicable to, prepayable securities such as the offered certificates. In addition, there is considerable uncertainty concerning the application of the OID regulations to REMIC regular certificates that provide for payments based on an adjustable rate such as the offered certificates. Because of the uncertainty concerning the application of Section 1272(a)(6) of the Code to such certificates and because the rules of the OID regulations relating to debt instruments having an adjustable rate of interest are limited in their application in ways that could preclude their application to such certificates even in the absence of Section 1272(a)(6) of the Code, the Internal Revenue Service could assert that the offered certificates should be treated as issued with original issue discount or should be governed by the rules applicable to debt instruments having contingent payments or by some other method not yet set forth in regulations. Prospective purchasers of the offered certificates are advised to consult their tax advisors concerning the tax treatment of such certificates.

It appears that a reasonable method of reporting original issue discount with respect to the offered certificates, if such certificates are required to be treated as issued with original issue discount, generally would be to report income with respect to such certificates as original issue discount for each period by computing such original issue discount (i) by assuming that the value of the applicable index will remain constant for purposes of determining the original yield to maturity of, and projecting future distributions on such certificates, thereby treating such certificates as fixed rate instruments to which the original issue discount computation rules described in the base prospectus can be applied, and (ii) by accounting for any positive or negative variation in the actual value of the applicable index in any period from its assumed value as a current adjustment to original issue discount with respect to such period. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

Certain of the certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of a certificate will be treated as holding such certificate with amortizable bond premium will depend on such certificateholder’s purchase price and the distributions remaining to be made on such certificate at the time of its acquisition by such certificateholder. Holders of such certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

Each holder of a Class A Certificate and a Mezzanine Certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount and the obligation to make payments to the Swap Account. The Net WAC Rate Carryover Reserve Account, the Swap Account, the Cap Account, the Interest Rate Swap Agreement and the Interest Rate Cap Agreement are not assets of any REMIC. The REMIC regular interest corresponding to a Class A Certificate or Mezzanine Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that (i) the maximum interest rate of that REMIC regular interest will equal the Net WAC Rate computed for this purpose by limiting the Swap Base Calculation Amount of the Interest Rate Swap Agreement (multiplied by 250) to the aggregate principal balance of the Mortgage Loans and (ii) any Swap Termination Payment will be treated as being payable solely from Net Monthly Excess Cashflow. As a result of the foregoing, the amount of distributions on the REMIC regular interest corresponding to a Class A Certificate or Mezzanine Certificate may exceed the actual amount of distributions on the Class A Certificate or Mezzanine Certificate.

The treatment of amounts received by a holder of a Class A Certificate and a Mezzanine Certificate under such holder’s right to receive the Net WAC Rate Carryover Amount will depend on the portion, if any, of such holder’s purchase price allocable thereto. Under the REMIC regulations, each holder of a Class A Certificate and a Mezzanine Certificate must allocate its purchase price for such certificate among its undivided interest in the regular interest of the related REMIC and its undivided interest in the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount in accordance with the relative fair market values of each property right. The trust administrator will, as required, treat payments made to the holders of the Class A Certificates and Mezzanine Certificates with respect to the Net WAC Rate Carryover Amount as includible in income based on the regulations relating to notional principal contracts. The OID regulations provide that the trust’s allocation of the issue price is binding on all holders unless the holder explicitly discloses on its tax return that its allocation is different from the trust’s allocation. For tax reporting purposes, the trust administrator may, as required, treat the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of Net WAC Rate Carryover Amounts as having more than a de minimis value. The value of such amount may be obtained from the trust administrator upon request to the extent it is provided to the trust administrator by the underwriter. Under the REMIC regulations, the trust administrator is required to account for the REMIC regular interest, the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount as discrete property rights. Holders of the Class A Certificates and Mezzanine Certificates are advised to consult their own tax advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of such certificates. Treasury regulations have been promulgated under Section 1275 of the Code generally providing for the integration of a “qualifying debt instrument” with a hedge if the combined cash flows of the components are substantially equivalent to the cash flows on a variable rate debt instrument. However, such regulations specifically disallow integration of debt instruments subject to Section 1272(a)(6) of the Code. Therefore, holders of the Class A Certificates and Mezzanine Certificates will be unable to use the integration method provided for under such regulations with respect to those certificates. If the trust administrator’s treatment of payments of the Net WAC Rate Carryover Amount is respected, ownership of the right to the Net WAC Rate Carryover Amount will entitle the owner to amortize the separate price paid for the right to the Net WAC Rate Carryover Amount under the notional principal contract regulations.

Any payments made to a beneficial owner of a Class A Certificate or Mezzanine Certificate in excess of the amounts payable on the corresponding REMIC regular interest will be treated as having been received as a payment on a notional principal contract. To the extent the sum of such periodic payments for any year exceeds that year’s amortized cost of any Net WAC Rate Carryover Amounts, such excess represents net income for that year. Conversely, to the extent that the amount of that year’s amortized cost exceeds the sum of the periodic payments, such excess shall represent a net deduction for that year. In addition, any amounts payable on such REMIC regular interest in excess of the amount of payments on the Class A Certificate or Mezzanine Certificate to which it relates will be treated as having been received by the beneficial owners of such Certificates and then paid by such owners to the Swap Account pursuant to the Swap Administration Agreement, and such excess should be treated as a periodic payment on a notional principal contract that is made by the beneficial owner during the applicable taxable year and that is taken into account in determining the beneficial owner’s net income or net deduction with respect to any Net WAC Rate Carryover Amounts for such taxable year. Although not clear, net income or a net deduction with respect to the Net WAC Rate Carryover Amount should be treated as ordinary income or as an ordinary deduction. Holders of the Class A Certificates and Mezzanine Certificates are advised to consult their own tax advisors regarding the tax characterization and timing issues relating to a Swap Termination Payment.

Because a beneficial owner of any Net WAC Rate Carryover Amounts will be required to include in income the amount deemed to have been paid by such owner, but may not be able to deduct that amount from income, a beneficial owner of a Class A Certificate or Mezzanine Certificate may have income that exceeds cash distributions on the Class A Certificate or Mezzanine Certificate, in any period and over the term of the Class A Certificate or Mezzanine Certificate. As a result, the Class A Certificate or Mezzanine Certificates may not be a suitable investment for any taxpayer whose net deduction with respect to any Net WAC Rate Carryover Amounts would be subject to the limitations described above.

Upon the sale of a Class A Certificate or a Mezzanine Certificate, the amount of the sale allocated to the selling certificateholder’s right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount would be considered a “termination payment” under the notional principal contract regulations allocable to the related Class A Certificate or Mezzanine Certificate, as the case may be. A holder of an offered certificate will have gain or loss from such a termination of the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount equal to (i) any termination payment it received or is deemed to have received minus (ii) the unamortized portion of any amount paid (or deemed paid) by the certificateholder upon entering into or acquiring its interest in the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount.

Gain or loss realized upon the termination of the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount will generally be treated as capital gain or loss. Moreover, in the case of a bank or thrift institution, Code Section 582(c) would likely not apply to treat such gain or loss as ordinary.

It is possible that the right to receive payments in respect of the Net WAC Rate Carryover Amounts could be treated as a partnership among the holders of all of the certificates, in which case holders of such certificates potentially would be subject to different timing of income and foreign holders of such certificates could be subject to withholding in respect of any related Net WAC Carryover Amount. Holders of the offered certificates are advised to consult their own tax advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of their certificates.

The REMIC regular interest component of each Class A and Mezzanine Certificate will be treated as assets described in Section 7701(a)(19)(C) of the Code, and as “real estate assets” under Section 856(c)(5)(B) of the Code, generally, in the same proportion that the assets of the Trust, exclusive of the assets not included in any REMIC, would be so treated. In addition, the interest derived from the REMIC regular interest component of each Class A and Mezzanine Certificate will be interest on obligations secured by interests in real property for purposes of section 856(c)(3) of the Code, subject to the same limitation in the preceding sentence. The Notional Principal Contract component of each Regular Certificate will not qualify, however, as an asset described in Section 7701(a)(19)(C) of the Code, as a real estate asset under Section 856(c)(5)(B) of the Code or as a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code. As a result, the Regular Certificates generally may not be a suitable investment for a REMIC, a real estate investment trust or an entity intending to qualify under Section 7701(a)(19)(C) of the Code.

Because the Net WAC Rate Carryover Amount is treated as a separate right of the Class A Certificates and Mezzanine Certificates not payable by any REMIC elected by the trust, such right will not be treated as a qualifying asset for any certificateholder that is a mutual savings bank, domestic building and loan association, real estate investment trust, or real estate mortgage investment conduit and any amounts received from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account will not be qualifying real estate income for real estate investment trusts.

It is not anticipated that any REMIC elected by the trust will engage in any transactions that would subject it to the prohibited transactions tax as defined in Section 860F(a)(2) of the Code, the contributions tax as defined in Section 860G(d) of the Code or the tax on net income from foreclosure property as defined in Section 860G(c) of the Code. However, in the event that any such tax is imposed on any REMIC elected by the trust, such tax will be borne (i) by the trust administrator, if the trust administrator has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (ii) by the trustee, if the trustee has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (iii) by the master servicer, if the master servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (iv) by the servicer, if the servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement or (v) otherwise by the trust, with a resulting reduction in amounts otherwise distributable to holders of the offered certificates. The responsibility for filing annual federal information returns and other reports will be borne by the trust administrator. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

For further information regarding the federal income tax consequences of investing in the offered certificates, see “Federal Income Tax Consequences—REMICs” in the base prospectus.

ERISA CONSIDERATIONS

Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, prohibits “parties in interest” with respect to an employee benefit plan subject to ERISA from engaging in certain transactions involving such plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes certain excise taxes on prohibited transactions involving “disqualified persons” and employee benefit plans or other arrangements (including, but not limited to, individual retirement accounts) described under that section (collectively, with employee benefit plans subject to ERISA, referred to as Plans). ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not covered under Section 4975 of the Code. Any Plan fiduciary which proposes to cause a Plan to acquire offered certificates should consult with its counsel with respect to the potential consequences under ERISA and the Code of the Plan’s acquisition and ownership of such offered certificates.

Certain employee benefit plans, including governmental plans and certain church plans, are not subject to ERISA’s requirements. Accordingly, assets of such plans may be invested in offered certificates without regard to the ERISA considerations described in this term sheet supplement and in the base prospectus, subject to the provisions of other applicable federal and state law. Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may nonetheless be subject to the prohibited transaction rules set forth in Section 503 of the Code.

Except as noted above, investments by Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. A fiduciary which decides to invest the assets of a Plan in a class of offered certificates should consider, among other factors, the extreme sensitivity of the investments to the rate of principal payments (including prepayments) on the mortgage loans.

The U.S. Department of Labor has granted to UBS Securities LLC an administrative exemption (Prohibited Transaction Exemption, or PTE, 91-22, as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41) (referred to as the Exemption) from certain of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of certificates in pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption as discussed in “ERISA Considerations” in the base prospectus. The Exemption applies to obligations such as the mortgage loans in the trust fund which have loan-to-value ratios not in excess of 100 percent (100%), provided that the certificates issued are rated at least “BBB-” or its equivalent, as more fully described in “ERISA Considerations” in the base prospectus.

For so long as the holder of an offered certificate also holds an interest in the Supplemental Interest Trust, the holder will be deemed to have acquired and be holding the offered certificate without the right to receive payments from the Supplemental Interest Trust and, separately, the right to receive payments from the Supplemental Interest Trust. The Exemption is not applicable to the acquisition, holding and transfer of an interest in the Supplemental Interest Trust. In addition, while the Supplemental Interest Trust is in existence, it is possible that not all of the requirements for the Exemption to apply to the acquisition, holding and transfer of offered certificates will be satisfied. However, if the Exemption is not available, there may be other exemptions that apply. Accordingly, no Plan or other person using assets of a Plan may acquire or hold an offered certificate while the Supplemental Interest Trust is in existence, unless (1) such Plan is an accredited investor within the meaning of the Exemption and (2) such acquisition or holding is eligible for the exemptive relief available under Department of Labor Prohibited Transaction Class Exemption (a) 95-60 (for transactions by insurance company general accounts) or (b) except in the case of the Class M-10 Certificates and the Class M-11 Certificates, 84-14 (for transactions by independent “qualified professional asset managers”), 91-38 (for transactions by bank collective investment funds), 90-1 (for transactions by insurance company pooled separate accounts) or 96-23 (for transactions effected by “in-house asset managers”). For so long as the Supplemental Interest Trust is in existence, each beneficial owner of an offered certificate or any interest therein, shall be deemed to have represented, by virtue of its acquisition or holding of the offered certificate, or interest therein, that either (i) it is not a Plan or (ii) (A) it is an accredited investor within the meaning of the Exemption and (B) the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust are eligible for the exemptive relief available under (I) PTE 95-60 or (II) except in the case of the Class M-10 Certificates and the Class M-11 Certificates, one of the other four prohibited transaction class exemptions enumerated above.

Each beneficial owner of a Mezzanine Certificate or any interest therein that is acquired after the termination of the Supplemental Interest Trust will be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a plan investor, (ii) except in the case of the Class M-10 Certificates and the Class M-11 Certificates, it has acquired and is holding such Mezzanine Certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the Mezzanine Certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P or Moody’s or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account”, as such term is defined in PTE 95-60, and (3) the conditions in Sections I and III of PTE 95 60 have been satisfied.

Plan fiduciaries should consult their legal counsel concerning the availability of, and scope of relief provided by, the Exemption and the enumerated class exemptions.

If any offered certificate, or any interest therein, is acquired or held in violation of the provisions of the preceding paragraph, the next preceding permitted beneficial owner will be treated as the beneficial owner of that certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of an offered certificate, or interest therein, was effected in violation of the provisions of the preceding paragraph shall indemnify to the extent permitted by law and hold harmless the depositor, the trustee, the trust administrator, the master servicer, the servicer and any the NIMS Insurer from and against any and all liabilities, claims, costs or expenses incurred by such parties as a result of such acquisition or holding.

Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Exemption or any other exemption, and the potential consequences in their specific circumstances, prior to making an investment in the certificates. Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the offered certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

LEGAL INVESTMENT

None of the Certificates will constitute “mortgage related securities” for purposes of SMMEA.

The depositor makes no representations as to the proper characterization of any class of offered certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of offered certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of offered certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of offered certificates constitutes a legal investment or is subject to investment, capital or other restrictions. See “Legal Investment” in the base prospectus.

GLOSSARY OF TERMS

The “Adjustment Date” with respect to each Mortgage Loan is the date on which the Mortgage Rate of the Mortgage Loan changes pursuant to the related mortgage note.

An “Advance” with respect to any Distribution Date is an amount remitted by the servicer under the Pooling and Servicing Agreement equal to the aggregate of all payments of principal and interest (net of Servicing Fees) that were due during the related Due Period on the Mortgage Loans, other than with respect to balloon payments, and that were delinquent on the business day immediately prior to the related Determination Date, unless determined to be nonrecoverable and, with respect to balloon loans, with respect to which the balloon payment is not made when due, an assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such balloon loan, unless determined to be nonrecoverable.

An “Allocated Realized Loss Amount” with respect to any class of the Mezzanine Certificates and any Distribution Date is an amount equal to the sum of any Realized Loss allocated to that class of Mezzanine Certificates on the Distribution Date and any Allocated Realized Loss Amount for that class remaining unreimbursed from previous Distribution Dates minus any Subsequent Recoveries applied to such Allocated Realized Loss Amount.

“Assignment Agreement” means the Assignment and Recognition Agreement, dated the Closing Date, among the seller, the depositor and the originator.

The “Closing Date” means October 31, 2006.

“Compensating Interest” for any Distribution Date is an amount, not to exceed the lesser of (x) the aggregate of the Prepayment Interest Shortfall, if any, after netting the aggregate Prepayment Interest Excess, if any, for such Distribution Date and (y) the Servicing Fee for such Distribution Date, remitted by the servicer to the master servicer in respect of any Prepayment Interest Shortfall.

“Credit Risk Manager Fee” is 0.0100% per annum.

The “Cut-off Date” means October 1, 2006.

The “Cut-off Date Principal Balance” is the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date.

A “Deleted Mortgage Loan” is a Mortgage Loans replaced or to be replaced by a Qualified Substitute Mortgage Loan.

The “Determination Date” with respect to any Distribution Date will be the 15th day of the calendar month in which such Distribution Date occurs or, if such 15th day is not a Business Day, the business day immediately preceding such 15th day.

The “Distribution Date” means the 25th day of each month, or if such day is not a business day, on the first business day thereafter, commencing in November 2006.

The “Due Date” with respect to each Mortgage Loan is the date on which the scheduled payment is due each month.

The “Due Period” with respect to any Distribution Date is the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

The “Gross Margin” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note that is added to the Index on each Adjustment Date.

The “Homeownership Act” means the federal Truth-in-Lending Act as amended by the Home Ownership and Equity Protection Act of 1994.

The “Index” with respect to each adjustable-rate Mortgage Loan is Six-Month LIBOR.

The “Initial Periodic Rate Cap” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may decrease or increase on the first Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Insurance Proceeds” means the proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the mortgagor in accordance with the procedures that the servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related mortgage note and mortgage.

The “Master Servicer Fee” with respect to any Distribution Date is an amount equal to one-twelfth of the Master Servicer Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

The “Master Servicer Fee Rate” is 0.0100% per annum.

The “Maximum Mortgage Rate” with respect to each adjustable-rate Mortgage Loan is the specified maximum Mortgage Rate over the life of such Mortgage Loan.

The “Minimum Mortgage Rate” means, with respect to each adjustable-rate Mortgage Loan is the specified minimum Mortgage Rate over the life of such Mortgage Loan.

A “Mortgage Loan” is any of the Mortgage Loans included in the trust.

The “Mortgage Loan Purchase Agreement” means the Originator Master Agreement as defined in the Pooling and Servicing Agreement which is the agreement pursuant to which the Sponsor purchased the Mortgage Loans from the originator.

The “Mortgage Pool” means the pool of Mortgage Loans included in the trust.

The “Mortgage Rate” is the adjustable-rate or fixed-rate calculated as specified under the terms of the related mortgage note.

A “Mortgaged Property” is the property securing a Mortgage Loan which will consist of one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

The “Net WAC Rate Carryover Reserve Account” means an account established under the Pooling and Servicing Agreement from which distributions in respect of Net WAC Rate Carryover Amounts on the certificates will be made.

The “Net WAC Rate Carryover Amount” for such class for such Distribution Date is an amount equal to the sum of (i) the excess of (x) the amount of interest such class of Certificates would have accrued on such Distribution Date had such Pass-Through Rate been the related Formula Rate, over (y) the amount of interest such class of certificates accrued for such Distribution Date at the Net WAC Rate and (ii) the unpaid portion of any related Net WAC Rate Carryover Amount from the prior Distribution Date together with interest accrued on such unpaid portion for the most recently ended Accrual Period at the Formula Rate applicable for such class for such Accrual Period.

A “NIMS Insurer Default” means the continuance of any failure by the NIMS Insurer, if any, to make a required payment under the policy insuring the net interest margin securities.

The “Periodic Rate Cap” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease on the Adjustment Date (other than the first Adjustment Date) from the Mortgage Rate in effect immediately prior to such Adjustment Date.

A “Plan” means any employee benefit plan or other plan or arrangement subject to ERISA or Section 4975 of the Code.

The “Pool Balance” as of any date is equal to the aggregate Principal Balance of the Mortgage Loans in the Mortgage Pool.

The “Pooling and Servicing Agreement” means the Pooling and Servicing Agreement, dated as of October 1, 2006, among the depositor, the servicer, the master servicer, the trust administrator and the trustee.

“Prepayment Interest Excess” means, with respect to any Distribution Date and each Mortgage Loan as to which a principal prepayment in full that was applied during the portion of the related Prepayment Period commencing on the first day of the calendar month in which the Distribution Date occurs and ending on the last day of the related Prepayment Period, an amount equal to interest on the Mortgage Loan at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the date on which such prepayment is so applied.

A “Prepayment Interest Shortfall” means, with respect to any Distribution Date and each Mortgage Loan as to which a principal prepayment that was applied during the portion of the related Prepayment Period commencing on the first day of the related Prepayment Period and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to interest at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the date such principal prepayment was applied and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs.

The “Prepayment Period” for any Distribution Date is the period commencing on the 16th day of the calendar month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, from October 1, 2006) and ending on the 15th day of the calendar month in which such Distribution Date occurs for principal prepayments in full, and the calendar month preceding the month in which such Distribution Date occurs for prepayments in part.

The “Principal Balance” of any Mortgage Loan as of any date is an amount equal to the principal balance of such Mortgage Loan at its origination, less the sum of scheduled and unscheduled payments in respect of principal made on such Mortgage Loan.

The “Purchase Price” with respect to any Mortgage Loan that is purchased by the seller is a price equal to the outstanding Principal Balance of such Mortgage Loan as of the date of purchase, plus all accrued and unpaid interest thereon, computed at the Mortgage Rate through the end of the calendar month in which the purchase is effected, plus the amount of any unreimbursed Advances and Servicing Advances made by the servicer, plus any costs and damages incurred by the trust in connection with any violation by such Mortgage Loan of any predatory or abusive lending law.

A “Qualified Substitute Mortgage Loan” is a mortgage loan substituted by the seller or the originator for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding Principal Balance (or in the case of a substitution of more than one Mortgage Loan for a Deleted Mortgage Loan, an aggregate Principal Balance), not in excess of, and not more than 5% less than, the Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Deleted Mortgage Loan and not more than 1% in excess of the Mortgage Rate of such Deleted Mortgage Loan; (iii) in the case of any adjustable-rate Mortgage Loan, have a Maximum Mortgage Rate and Minimum Mortgage Rate not less than the respective rate for the Deleted Mortgage Loan, have a Gross Margin equal to or greater than the Deleted Mortgage Loan and have the same Adjustment Date frequency as the Deleted Mortgage Loan; (iv) have the same Due Date as the Deleted Mortgage Loan; (v) have a remaining term to maturity not more than one year earlier and not later than the remaining term to maturity of the Deleted Mortgage Loan; (vi) comply with each representation and warranty as to the Mortgage Loans set forth in the Mortgage Loan Purchase Agreement (deemed to be made as of the date of substitution); (vii) have been underwritten or re-underwritten by the originator in accordance with the same underwriting criteria and guidelines as the Mortgage Loans being replaced; (viii) be of the same or better credit quality as the Mortgage Loan being replaced and (ix) satisfy certain other conditions specified in the Pooling and Servicing Agreement.

The “Relief Act” means the Servicemembers Civil Relief Act.

The “Remittance Date” with respect to any Distribution Date, the 18th day of the calendar month in which such Distribution Date occurs or, if such 18th day is not a Business Day, the business day immediately following such 18th day.

An “REO Property” is a property acquired on behalf of the certificateholders in respect of a defaulted Mortgage Loan thorough foreclosure, deed-in-lieu of foreclosure, repossession or otherwise.

A “Servicing Advance” with respect to any Distribution Date is an amount remitted by the servicer equal to all reasonable and customary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of the Mortgaged Properties, (ii) any administrative, enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of Mortgaged Properties acquired in satisfaction of the related mortgage and (iv) certain insurance premiums and certain ongoing expenses associated with the Mortgage Pool and incurred by the Servicer in connection with its responsibilities under the Pooling and Servicing Agreement.

The “Servicing Fee” with respect to any Distribution Date is an amount equal to one-twelfth of the Servicing Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

The “Servicing Fee Rate” is 0.500% per annum.

“Six-Month LIBOR” means the average of interbank offered rates for six-month U.S. dollar deposits in the London market based on quotations of major banks, and most recently available as of a day specified in the related mortgage note as published by the Western Edition of The Wall Street Journal.

“SMMEA” means the Secondary Mortgage Market Enhancement Act of 1984.

The “Substitution Adjustment Amount” with respect to any Mortgage Loan that is purchased by the seller is an amount equal to the excess of the Principal Balance of the related Deleted Mortgage Loan over the Principal Balance of such Qualified Substitute Mortgage Loan.

A “Swap Provider Trigger Event” means a Swap Termination Payment that is triggered upon: (i) an Event of Default under the Interest Rate Swap Agreement with respect to which the Swap Provider is a Defaulting Party (as defined in the Interest Rate Swap Agreement), (ii) a Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement) or (iii) an Additional Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party.

The “Swap Termination Payment” means the amount, if any, owed by the trust or the Swap Provider upon a Swap Early Termination.

ANNEX I - INITIAL MORTGAGE LOAN STATISTICAL INFORMATION

MASTR Asset Backed Securities Trust 2006-AM3 Mortgage Pass-Through Certificates

Collateral Summary for the Aggregate Mortgage Loans
Statistics for the adjustable-rate and fixed-rate mortgage loans listed below are based on their Cut-Off Date scheduled balances respectively (except for FICO and LTV which is based at origination).
	Summary Statistics	Range (if applicable)
Number of Mortgage Loans:	2,248
Aggregate Current Principal Balance:	$375,474,583
Average Current Principal Balance:	$167,026	$14,850-$1,188,394
Aggregate Original Principal Balance:	$375,873,370
Average Original Principal Balance:	$167,203	$15,000-$1,190,000
Fully Amortizing Non-IO Mortgage Loans:	48.68%
Fully Amortizing IO Mortgage Loans:	0.92%
Balloon Loans:	50.40%
1st Lien:	95.34%
Wtd. Avg. Gross Coupon:	8.645%	5.655%-13.500%
Wtd. Avg. Original Term(months):	351	120-360
Wtd. Avg. Remaining Term(months):	349	116-359
Wtd. Avg. Margin(ARM Loan Only):	5.761%	5.000%-6.950%
Maximum Interest Rate (ARM Loans Only):	14.503%	11.225%-19.500%
Minimum Interest Rate (ARM Loans Only):	8.573%	5.655%-13.500%
Wtd. Avg. Original LTV:	74.80%	15.18%-100.00%
Wtd. Avg. Borrower FICO:	604	500-810
Geographic Distribution (Top 5):	FL	17.36%
	CA	16.66%
	NY	14.10%
	NJ	9.76%
	TX	7.97%

Current Unpaid Principal Balance of the Aggregate Mortgage Loans
Range of Current Unpaid Principal Balance ($)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50,000.00 or less	179	6,581,015	1.75	36,765	10.452	86.69	615	77.09	67.13
50,000.01 to 100,000.00	579	43,344,872	11.54	74,862	9.592	77.57	597	68.56	20.09
100,000.01 to 150,000.00	482	58,997,342	15.71	122,401	8.847	74.64	593	69.51	6.40
150,000.01 to 200,000.00	344	59,901,939	15.95	174,134	8.376	71.92	598	66.64	0.60
200,000.01 to 250,000.00	233	52,674,815	14.03	226,072	8.312	72.43	603	60.66	0.00
250,000.01 to 300,000.00	142	38,583,156	10.28	271,712	8.348	73.97	613	52.76	0.66
300,000.01 to 350,000.00	102	33,286,992	8.87	326,343	8.593	74.92	604	45.81	0.00
350,000.01 to 400,000.00	82	30,636,935	8.16	373,621	8.513	76.18	605	47.42	0.00
400,000.01 to 450,000.00	48	20,337,603	5.42	423,700	8.448	76.45	626	50.01	0.00
450,000.01 to 500,000.00	31	14,851,076	3.96	479,067	8.369	76.53	615	51.53	0.00
500,000.01 to 550,000.00	8	4,203,471	1.12	525,434	8.251	76.36	615	62.41	0.00
550,000.01 to 600,000.00	13	7,613,097	2.03	585,623	8.560	78.71	608	45.34	0.00
600,000.01 to 650,000.00	2	1,237,861	0.33	618,931	9.096	77.46	658	0.00	0.00
900,000.01 to 950,000.00	1	949,267	0.25	949,267	6.650	77.00	691	0.00	0.00
1,000,000.01 to 1,250,000.00	2	2,275,142	0.61	1,137,571	7.684	72.39	633	47.77	0.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Current Mortgage Rates of the Aggregate Mortgage Loans
Range of Current Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	6	1,329,801	0.35	221,633	5.947	71.29	631	100.00	0.00
6.001 to 6.500	43	8,814,252	2.35	204,983	6.289	68.45	649	96.27	0.00
6.501 to 7.000	186	39,704,592	10.57	213,466	6.830	69.39	636	82.65	0.00
7.001 to 7.500	224	46,138,715	12.29	205,976	7.284	72.71	631	71.43	0.00
7.501 to 8.000	288	59,102,917	15.74	205,218	7.790	73.03	622	63.81	0.00
8.001 to 8.500	243	45,502,165	12.12	187,252	8.269	74.24	611	55.22	0.44
8.501 to 9.000	266	48,981,363	13.05	184,140	8.770	75.40	601	53.25	3.70
9.001 to 9.500	172	26,922,675	7.17	156,527	9.277	75.41	588	45.39	5.58
9.501 to 10.000	205	27,669,797	7.37	134,975	9.762	78.00	573	44.34	11.11
10.001 to 10.500	165	19,084,620	5.08	115,664	10.252	78.78	564	50.12	12.40
10.501 to 11.000	165	20,334,282	5.42	123,238	10.756	79.85	564	48.69	13.90
11.001 to 11.500	110	13,131,038	3.50	119,373	11.281	78.75	551	42.35	13.41
11.501 to 12.000	90	8,963,827	2.39	99,598	11.755	81.74	569	51.73	22.49
12.001 to 12.500	57	6,526,791	1.74	114,505	12.224	83.62	573	44.04	25.41
12.501 to 13.000	23	2,913,569	0.78	126,677	12.700	80.38	551	33.16	9.24
13.001 to 13.500	5	354,180	0.09	70,836	13.187	82.69	550	81.49	7.90
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Credit Scores of the Aggregate Mortgage Loans
Range of Credit Scores	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
500 to 519	183	29,487,790	7.85	161,135	10.369	72.52	510	53.68	0.00
520 to 539	180	26,725,682	7.12	148,476	9.821	71.83	529	57.67	0.00
540 to 559	178	28,418,883	7.57	159,657	9.652	72.60	549	50.49	0.14
560 to 579	191	31,808,463	8.47	166,536	8.985	71.85	569	60.63	0.21
580 to 599	328	51,990,579	13.85	158,508	8.482	75.65	589	73.38	4.34
600 to 619	313	51,036,472	13.59	163,056	8.419	76.12	610	71.32	5.12
620 to 639	306	56,550,002	15.06	184,804	8.057	75.97	628	59.80	6.66
640 to 659	274	46,101,677	12.28	168,254	8.037	76.08	649	51.16	8.38
660 to 679	150	27,302,328	7.27	182,016	7.914	76.19	668	47.14	8.40
680 to 699	64	10,811,860	2.88	168,935	7.852	75.57	688	46.88	11.27
700 to 719	46	9,592,866	2.55	208,541	8.046	78.21	708	41.83	10.17
720 to 739	20	3,481,089	0.93	174,054	7.525	72.80	729	67.55	9.07
740 to 759	9	1,282,261	0.34	142,473	7.741	75.71	748	82.76	6.71
760 to 779	4	521,307	0.14	130,327	8.026	68.09	764	45.94	3.63
780 to 799	1	217,327	0.06	217,327	6.865	75.00	780	100.00	0.00
800 to 819	1	145,996	0.04	145,996	6.725	65.00	810	100.00	0.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

DTI Ratios of the Aggregate Mortgage Loans
Range of DTI Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
30.00 or less	339	39,926,023	10.63	117,776	8.532	73.11	605	70.88	4.51
30.01 to 35.00	241	34,990,045	9.32	145,187	8.498	74.24	606	71.88	5.29
35.01 to 40.00	330	51,773,887	13.79	156,891	8.578	73.50	608	60.44	4.65
40.01 to 45.00	451	81,645,472	21.74	181,032	8.660	75.46	606	49.03	4.56
45.01 to 50.00	692	132,289,893	35.23	191,170	8.767	76.08	604	50.63	5.17
50.01 to 55.00	191	34,365,812	9.15	179,926	8.517	72.87	590	88.91	2.41
55.01 or more	4	483,450	0.13	120,862	9.083	74.14	576	100.00	11.63
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Lien Status of the Aggregate Mortgage Loans
Lien Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
First	1,958	357,959,260	95.34	182,819	8.552	73.70	602	58.94	0.00
Second	290	17,515,323	4.66	60,398	10.542	97.46	641	67.53	100.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Original LTV Ratios of the Aggregate Mortgage Loans
Range of Original LTV Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50.00 or less	86	10,863,996	2.89	126,326	8.304	40.49	590	57.88	0.00
50.01 to 55.00	43	6,421,792	1.71	149,344	8.188	53.60	592	67.17	0.00
55.01 to 60.00	76	13,484,748	3.59	177,431	7.953	57.87	591	70.32	0.00
60.01 to 65.00	126	22,980,902	6.12	182,388	8.457	63.47	583	61.14	0.00
65.01 to 70.00	428	73,857,717	19.67	172,565	8.096	69.35	609	61.74	0.00
70.01 to 75.00	332	65,906,406	17.55	198,513	8.425	74.49	602	57.91	0.00
75.01 to 80.00	712	134,622,500	35.85	189,077	8.648	79.73	606	58.21	0.00
80.01 to 85.00	84	16,299,165	4.34	194,038	9.958	84.17	589	45.22	4.21
85.01 to 90.00	95	14,018,297	3.73	147,561	10.153	89.52	610	50.04	9.41
90.01 to 95.00	50	3,976,481	1.06	79,530	10.434	93.58	627	76.91	62.04
95.01 to 100.00	216	13,042,580	3.47	60,382	10.586	99.72	639	69.66	100.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Documentation Levels of the Aggregate Mortgage Loans
Documentation Level	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Full Documentation	986	156,522,120	41.69	158,745	8.366	74.25	602	100.00	5.14
Stated Documentation	783	151,383,090	40.32	193,337	9.072	75.12	606	0.00	3.76
Full Documentation Plus	472	66,269,836	17.65	140,402	8.314	75.36	604	100.00	5.70
Limited Documentation	7	1,299,537	0.35	185,648	9.338	76.50	591	0.00	0.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Purpose of the Aggregate Mortgage Loans
Purpose	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Cash Out Refinance	1,393	227,239,305	60.52	163,129	8.881	73.49	591	56.78	5.21
Rate & Term Refinance	560	102,662,293	27.34	183,326	8.102	75.22	623	66.72	1.53
Purchase	295	45,572,984	12.14	154,485	8.696	80.40	625	55.43	9.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Property Types of the Aggregate Mortgage Loans
Property Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Single Family	2,041	331,517,031	88.29	162,429	8.617	74.94	603	59.64	4.56
Multi-Family	102	27,835,701	7.41	272,899	8.691	72.53	613	54.58	3.87
Condominium	75	10,829,724	2.88	144,396	9.111	75.26	618	67.92	8.35
PUD	17	3,502,783	0.93	206,046	8.955	78.58	616	45.85	7.79
Townhouse	9	1,058,977	0.28	117,664	10.660	79.81	549	49.27	14.77
Rowhouse	4	730,366	0.19	182,592	8.363	68.03	616	52.91	0.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Occupancy Status of the Aggregate Mortgage Loans
Occupancy Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Owner Occupied	2,151	362,314,614	96.50	168,440	8.611	74.89	604	59.99	4.83
Investor Occupied	83	11,238,567	2.99	135,404	9.654	71.53	607	42.45	0.00
Second Home	14	1,921,402	0.51	137,243	9.131	77.04	596	35.25	0.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Geographic Distribution of the Mortgage Properties Related to the Aggregate Mortgage Loans
Location	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
FLORIDA	433	65,178,958	17.36	150,529	8.409	73.61	596	57.22	3.61
NEW YORK	193	52,939,262	14.10	274,297	8.799	73.32	609	45.86	4.80
SOUTHERN CALIFORNIA	186	51,950,631	13.84	279,304	8.437	74.44	615	55.54	4.67
NEW JERSEY	172	36,646,379	9.76	213,060	8.941	73.19	602	48.72	4.47
TEXAS	330	29,921,704	7.97	90,672	9.506	76.87	583	63.34	1.73
MARYLAND	74	16,430,231	4.38	222,030	8.396	77.87	608	69.84	5.70
VIRGINIA	87	13,705,434	3.65	157,534	8.170	74.26	603	72.25	4.68
ARIZONA	72	11,302,063	3.01	156,973	8.530	76.11	600	77.91	3.63
NORTHERN CALIFORNIA	46	10,587,442	2.82	230,162	8.354	73.66	605	72.21	1.74
NEVADA	47	8,868,061	2.36	188,682	8.047	71.56	621	58.10	5.30
Other	608	77,944,418	20.76	128,198	8.668	76.80	606	67.46	6.93
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Zip Code Distribution of the Mortgage Properties Related of the Aggregate Mortgage Loans
Zip Code	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
11757	6	1,916,909	0.51	319,485	9.545	78.31	597	18.50	5.21
11550	6	1,854,014	0.49	309,002	9.957	76.71	574	33.86	0.00
92706	5	1,682,477	0.45	336,495	7.970	77.26	628	100.00	10.78
10550	6	1,672,320	0.45	278,720	8.626	76.63	603	41.63	11.42
20706	5	1,598,940	0.43	319,788	8.652	78.96	590	77.95	5.75
66221	2	1,498,362	0.40	749,181	6.778	64.53	658	0.00	0.00
02540	2	1,443,251	0.38	721,626	8.716	72.65	626	0.00	17.66
11510	4	1,430,874	0.38	357,719	8.915	68.11	582	43.35	0.00
92555	4	1,409,249	0.38	352,312	8.686	81.70	635	69.36	8.51
10469	5	1,376,838	0.37	275,368	8.245	71.62	608	75.12	9.52
Other	2,203	359,591,348	95.77	163,228	8.645	74.80	604	59.94	4.57
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Original Term to Maturity of the Aggregate Mortgage Loans
Range of Original Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	261	16,324,541	4.35	62,546	10.393	93.38	638	64.90	86.91
181 to 240	34	2,363,335	0.63	69,510	9.464	81.98	639	84.72	45.87
241 to 300	5	467,276	0.12	93,455	8.609	74.60	609	100.00	0.00
301 to 360	1,948	356,319,431	94.90	182,916	8.560	73.91	602	58.86	0.63
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Remaining Term to Maturity of the Aggregate Mortgage Loans
Range of Remaining Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	261	16,324,541	4.35	62,546	10.393	93.38	638	64.90	86.91
181 to 240	34	2,363,335	0.63	69,510	9.464	81.98	639	84.72	45.87
241 to 300	5	467,276	0.12	93,455	8.609	74.60	609	100.00	0.00
301 to 360	1,948	356,319,431	94.90	182,916	8.560	73.91	602	58.86	0.63
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Product Type of the Aggregate Mortgage Loans
Product Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2/6 MONTH LIBOR—40 YR AMTERM	654	147,112,241	39.18	224,942	8.347	74.89	607	58.55	0.00
2/6 MONTH LIBOR—40 YR AMTERM-60 MONTH IO	1	423,750	0.11	423,750	6.450	75.00	592	100.00	0.00
2/6 MONTH LIBOR -60 MONTH IO	12	3,227,237	0.86	268,936	8.207	78.85	629	68.52	0.00
2/6 MONTH LIBOR	858	135,663,272	36.13	158,116	9.044	73.72	583	53.57	0.00
3/6 MONTH LIBOR—40 YR AMTERM	40	10,652,642	2.84	266,316	7.930	71.67	629	60.14	0.00
3/6 MONTH LIBOR -60 MONTH IO	1	212,000	0.06	212,000	8.600	80.00	595	100.00	0.00
3/6 MONTH LIBOR	29	5,326,707	1.42	183,680	7.851	73.28	628	64.83	0.00
5/6 MONTH LIBOR—40 YR AMTERM	43	11,554,346	3.08	268,706	7.518	72.94	640	62.54	0.00
5/6 MONTH LIBOR	66	11,244,395	2.99	170,370	8.050	70.63	630	67.63	0.00
10 YR FIXED	7	456,438	0.12	65,205	9.612	60.27	586	52.99	0.00
15YR FXD	39	2,509,547	0.67	64,347	9.726	78.07	622	63.86	33.02
20YR FXD	34	2,363,335	0.63	69,510	9.464	81.98	639	84.72	45.87
30YR FXD	221	25,233,145	6.72	114,177	8.442	72.11	619	79.58	8.89
15YR BALLOON	215	13,358,556	3.56	62,133	10.545	97.39	643	65.50	100.00
BALLOON OTHER—40 YR AMTERM	28	6,136,972	1.63	219,178	8.363	71.17	620	61.32	0.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Prepayment Penalty Term of the Aggregate Mortgage Loans
Original Prepayment Penalty Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
None	879	150,674,861	40.13	171,416	9.059	75.00	601	54.01	6.98
12	41	9,112,849	2.43	222,265	8.540	74.82	623	43.94	0.68
24	977	170,634,110	45.44	174,651	8.410	74.89	599	60.44	0.84
36	351	45,052,763	12.00	128,355	8.174	73.82	627	76.05	12.21
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Credit Grade of the Aggregate Mortgage Loans
Credit Grade	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
A+	1,518	249,131,496	66.35	164,118	8.258	75.56	620	60.50	6.12
A	315	58,736,118	15.64	186,464	8.656	75.07	590	55.38	3.81
A-	180	29,615,849	7.89	164,532	9.486	72.50	564	64.47	0.08
B	137	23,863,671	6.36	174,187	10.325	72.37	552	47.79	0.00
C	69	10,596,313	2.82	153,570	10.675	70.67	544	53.18	0.00
C-	29	3,531,137	0.94	121,763	11.313	65.08	550	96.71	0.00
Total:	2,248	375,474,583	100.00	167,026	8.645	74.80	604	59.34	4.66

Next Adjustment Date of the Adjustable-Rate Aggregate Mortgage Loans
Next Adjustment Date	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2007-11-01	2	437,408	0.13	218,704	8.987	83.10	567	18.97	0.00
2007-12-01	1	408,281	0.13	408,281	10.250	80.00	516	0.00	0.00
2008-01-01	1	53,271	0.02	53,271	8.060	80.00	554	100.00	0.00
2008-03-01	6	452,784	0.14	75,464	9.004	78.23	574	81.40	0.00
2008-04-01	28	4,495,355	1.38	160,548	8.528	79.27	619	46.37	0.00
2008-05-01	28	3,954,955	1.22	141,248	8.387	76.05	597	69.23	0.00
2008-06-01	54	8,365,017	2.57	154,908	8.774	72.86	596	62.80	0.00
2008-07-01	135	25,427,862	7.81	188,355	9.243	75.43	584	46.62	0.00
2008-08-01	955	181,087,482	55.65	189,620	8.595	74.18	598	57.37	0.00
2008-09-01	315	61,744,084	18.97	196,013	8.668	74.14	594	56.89	0.00
2009-06-01	2	335,760	0.10	167,880	8.980	80.00	597	100.00	0.00
2009-07-01	3	607,771	0.19	202,590	8.931	72.19	588	20.83	0.00
2009-08-01	53	12,529,622	3.85	236,408	7.885	71.71	629	65.36	0.00
2009-09-01	12	2,718,196	0.84	226,516	7.680	74.14	637	52.24	0.00
2011-06-01	2	467,314	0.14	233,657	8.998	77.79	698	100.00	0.00
2011-07-01	7	1,562,252	0.48	223,179	7.758	74.39	645	76.41	0.00
2011-08-01	74	15,309,991	4.70	206,892	7.698	71.22	634	60.78	0.00
2011-09-01	26	5,459,184	1.68	209,969	7.914	72.17	629	70.78	0.00
Total:	1,704	325,416,590	100.00	190,972	8.573	74.10	600	57.27	0.00

Gross Margins of the Adjustable-Rate Aggregate Mortgage Loans
Range of Gross Margins (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
4.501 to 5.000	3	748,858	0.23	249,619	10.395	79.48	554	30.10	0.00
5.001 to 5.500	928	180,434,435	55.45	194,434	8.054	74.11	617	58.26	0.00
5.501 to 6.000	378	77,370,201	23.78	204,683	8.505	75.71	600	54.72	0.00
6.001 to 6.500	292	51,867,109	15.94	177,627	9.802	73.03	559	56.10	0.00
6.501 to 7.000	103	14,995,987	4.61	145,592	10.823	69.04	545	63.77	0.00
Total:	1,704	325,416,590	100.00	190,972	8.573	74.10	600	57.27	0.00

Minimum Mortgage Rate of the Adjustable-Rate Aggregate Mortgage Loans
Range of Minimum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	6	1,329,801	0.41	221,633	5.947	71.29	631	100.00	0.00
6.001 to 6.500	38	7,730,103	2.38	203,424	6.270	68.57	643	95.75	0.00
6.501 to 7.000	165	36,770,448	11.30	222,851	6.830	69.85	635	81.75	0.00
7.001 to 7.500	197	41,747,647	12.83	211,917	7.287	72.74	630	69.29	0.00
7.501 to 8.000	238	50,854,391	15.63	213,674	7.787	73.95	619	62.28	0.00
8.001 to 8.500	215	41,424,814	12.73	192,674	8.268	74.78	611	55.26	0.00
8.501 to 9.000	205	43,100,386	13.24	210,246	8.764	74.77	599	48.35	0.00
9.001 to 9.500	132	23,014,156	7.07	174,350	9.279	74.31	582	43.06	0.00
9.501 to 10.000	132	22,685,623	6.97	171,861	9.755	75.90	560	38.41	0.00
10.001 to 10.500	105	15,765,676	4.84	150,149	10.240	76.67	552	45.06	0.00
10.501 to 11.000	99	16,588,676	5.10	167,562	10.761	76.94	554	39.63	0.00
11.001 to 11.500	66	10,289,393	3.16	155,900	11.277	76.07	541	35.31	0.00
11.501 to 12.000	53	6,809,067	2.09	128,473	11.739	77.23	546	56.97	0.00
12.001 to 12.500	34	4,438,749	1.36	130,551	12.249	78.78	552	51.47	0.00
12.501 to 13.000	15	2,541,454	0.78	169,430	12.698	78.44	540	33.28	0.00
13.001 to 13.500	4	326,206	0.10	81,551	13.194	81.21	541	88.48	0.00
Total:	1,704	325,416,590	100.00	190,972	8.573	74.10	600	57.27	0.00

Maximum Mortgage Rate of the Adjustable-Rate Aggregate Mortgage Loans
Range of Maximum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
11.001 to 11.500	2	429,915	0.13	214,957	6.239	71.17	642	100.00	0.00
11.501 to 12.000	30	7,657,551	2.35	255,252	6.728	69.52	644	80.97	0.00
12.001 to 12.500	53	11,571,280	3.56	218,326	6.671	69.48	645	80.73	0.00
12.501 to 13.000	160	34,995,547	10.75	218,722	6.936	70.29	635	80.06	0.00
13.001 to 13.500	197	40,013,217	12.30	203,113	7.341	72.76	628	71.33	0.00
13.501 to 14.000	231	48,875,073	15.02	211,580	7.843	74.17	616	60.99	0.00
14.001 to 14.500	205	39,997,580	12.29	195,110	8.297	75.07	610	53.52	0.00
14.501 to 15.000	196	40,780,270	12.53	208,063	8.770	74.77	598	49.06	0.00
15.001 to 15.500	126	21,980,662	6.75	174,450	9.282	74.26	581	43.14	0.00
15.501 to 16.000	132	22,816,737	7.01	172,854	9.771	75.92	560	39.29	0.00
16.001 to 16.500	104	15,689,743	4.82	150,863	10.241	76.66	552	44.79	0.00
16.501 to 17.000	99	16,428,918	5.05	165,949	10.774	76.77	553	39.04	0.00
17.001 to 17.500	67	10,348,262	3.18	154,452	11.283	76.18	541	35.68	0.00
17.501 to 18.000	50	6,584,297	2.02	131,686	11.743	77.48	547	55.50	0.00
18.001 to 18.500	33	4,379,881	1.35	132,724	12.248	78.57	551	50.82	0.00
18.501 to 19.000	15	2,541,454	0.78	169,430	12.698	78.44	540	33.28	0.00
19.001 to 19.500	4	326,206	0.10	81,551	13.194	81.21	541	88.48	0.00
Total:	1,704	325,416,590	100.00	190,972	8.573	74.10	600	57.27	0.00

Initial Periodic Rate Caps of the Adjustable-Rate Aggregate Mortgage Loans
Initial Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2.000	1,588	300,711,329	92.41	189,365	8.636	74.24	598	56.60	0.00
3.000	7	1,906,520	0.59	272,360	8.066	78.37	632	69.37	0.00
5.000	109	22,798,741	7.01	209,163	7.781	71.80	635	65.05	0.00
Total:	1,704	325,416,590	100.00	190,972	8.573	74.10	600	57.27	0.00

Subsequent Periodic Rate Caps of the Adjustable-Rate Aggregate Mortgage Loans
Subsequent Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	1,704	325,416,590	100.00	190,972	8.573	74.10	600	57.27	0.00
Total:	1,704	325,416,590	100.00	190,972	8.573	74.10	600	57.27	0.00